Exhibit 10.1
MASTER CREDIT FACILITY AGREEMENT
BY AND AMONG
SUMMIT RUSSETT, LLC,
2009 CPT COMMUNITY OWNER, LLC,
2009 CUSA COMMUNITY OWNER, LLC,
2009 CSP COMMUNITY OWNER, LLC AND
2009 COLP COMMUNITY OWNER, LLC

AND

CAMDEN PROPERTY TRUST
AND
RED MORTGAGE CAPITAL, INC.
DATED AS OF
APRIL 17, 2009

MASTER CREDIT FACILITY AGREEMENT
THIS MASTER CREDIT FACILITY AGREEMENT is made as of the 17th day of April, 2009 (this “Agreement”), by and among (i) SUMMIT RUSSETT, LLC, 2009 CPT COMMUNITY OWNER, LLC, 2009 CUSA COMMUNITY OWNER, LLC, 2009 CSP COMMUNITY OWNER, LLC AND 2009 COLP COMMUNITY OWNER, LLC, each a Delaware limited liability company, individually and collectively (“Borrower”); (ii) RED MORTGAGE CAPITAL, INC., an Ohio corporation (“Lender”); and (iii) CAMDEN PROPERTY TRUST, a Real Estate Investment Trust organized under the laws of the State of Texas, as guarantor (“Guarantor”).
RECITALS
A. Borrower (other than Summit Russett, LLC) and Camden Summit owns one (1) or more Multifamily Residential Properties (unless otherwise defined or the context clearly indicates otherwise, capitalized terms shall have the meanings ascribed to such terms in Appendix I of this Agreement) as more particularly described in Exhibit A to this Agreement.
B. Borrower has requested that Lender make a Term Loan in the amount of $420,000,000 in favor of Borrower, comprised of a $420,000,000 Fixed Loan.
C. To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Term Loan, Borrower (other than Summit Russett, LLC) and Camden Summit shall create a Collateral Pool in favor of Lender. The Collateral Pool shall be comprised of (i) the Multifamily Residential Properties listed on Exhibit A and (ii) any other collateral pledged to Lender from time to time by Borrower and Camden Summit pursuant to this Agreement or any other Loan Documents.
D. Each Note and Security Document, including the Indemnity Multifamily Deed of Trust, related to the Mortgaged Properties comprising the Collateral Pool shall be cross-defaulted (i.e., a default under any Note, Security Document relating to the Collateral Pool and under this Agreement, shall constitute a default under each Note, Security Document and this Agreement related to the Mortgaged Properties comprising the Collateral Pool) and cross-collateralized (i.e., each Security Instrument related to the Mortgaged Properties within the Collateral Pool other than the Security Instrument for the property commonly known as Camden Russett shall secure all of Borrower’s obligations under this Agreement and the other Loan Documents and the Security Instrument for the property commonly known as Camden Russett shall secure Camden Summit’s obligations under the IDOT Guaranty) and it is the intent of the parties to this Agreement that, after an Event of Default, Lender may accelerate any Note without needing to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without needing to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Loan Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied as determined by Lender pursuant to the terms of this Agreement, the Notes and the other Loan Documents.

E. Subject to the terms, conditions and limitations of this Agreement, Lender has agreed to make a Term Loan.
NOW, THEREFORE, Borrower, Lender and Guarantor, in consideration of the mutual promises and agreements contained in this Agreement, hereby agree as follows:
ARTICLE 1
THE TERM LOAN
Section 1.01. Term Loan.
Subject to the terms, conditions and limitations of this Agreement, Lender agrees to make the Term Loan to Borrower on the Initial Closing Date. The aggregate original principal amount of the Term Loan shall be $420,000,000.
Section 1.02. Notes.
The obligation of the Borrower to repay the Term Loan shall be evidenced by the following Notes: (i) a Fixed Note in the principal amount of $420,000,000 and (ii) any other Notes as may be necessary for Borrower to execute during the Term in connection with a conversion. The Notes shall be payable to the order of Lender and shall equal the aggregate original principal amount of the Term Loan to the Borrower.
Section 1.03. Maturity Date.
The maturity date of the Fixed Loan made on the Initial Closing Date shall be May 1, 2019. The Term Loan is payable interest only and shall not require amortization, except as otherwise set forth in Section 1.05(e)(ii).
Section 1.04. Yield Maintenance/Prepayment.
The terms and conditions of yield maintenance and/or prepayment premiums, as applicable, are contained in the Notes and such terms and conditions shall apply to the prepayment in part or whole of the Term Loan during the term of this Agreement.
Section 1.05. Conversion from Variable Loan to Fixed Loan.
Except as provided in Section 1.06 and subject to the terms of Section 1.10, Borrower shall have the right to convert all or any portion of the Variable Loan to a Fixed Loan. Borrower shall not be required to pay any fee maintenance in connection with any such conversion.
(a) Request. To convert all or a portion of the Variable Loan to a Fixed Loan, Borrower shall deliver a Conversion Request to Lender. Each Conversion Request shall designate the amount of the Variable Loan to be converted, and the maturity date of such converted Fixed Loan, subject to Section 1.05(e).

(b) Closing. Subject to Section 1.06 and Section 1.10, and provided that all conditions contained in Section 1.07 are satisfied, Lender shall permit the requested conversion to close at offices designated by Lender on a Closing Date selected by Lender, within thirty (30) Business Days after all of the conditions for a conversion have been satisfied (or on such other date as Borrower and Lender may agree). At the closing, Lender and Borrower shall execute and deliver, at the sole cost and expense of Borrower, in form and substance satisfactory to Lender, the Conversion Documents. Borrower shall be obligated to pay an interest rate and fees in connection with a conversion as determined in accordance with the applicable requirements of the Fannie Mae product line then in effect.
(c) Minimum Remaining Amount of Variable Loans. After the closing of any conversion, if any Variable Loan remains Outstanding, the minimum aggregate principal amount Outstanding of such remaining Variable Loan shall be not less than $25,000,000. If the aggregate principal amount Outstanding of the Variable Loan is less than $25,000,000, such Variable Loan must be repaid (together with all associated prepayment premiums and other amounts due under the Variable Note) or converted to a Fixed Loan pursuant to the terms of this Section and Sections 1.06 and 1.07.
(d) If the Variable Loan is converted to a Fixed Loan, such Fixed Loan may be a cash execution or an MBS execution at Lender’s option and rates shall be set in accordance with the following procedures:
(i) Preliminary, Nonbinding Quote. At Borrower’s request, Lender shall quote an estimate of the Cash Interest Rate (for a Fixed Loan with a cash execution) or the MBS Pass-Through Rate plus Fixed Facility Fee (for a Fixed Loan with an MBS execution). Lender’s quote shall be based on (A) in the case of an MBS execution, a solicitation of bids from institutional investors selected by Lender or, in the case of a cash execution, the rate quoted by Fannie Mae and (B) the proposed terms and amount of the Fixed Loan selected by Borrower. The quote shall not be binding upon Lender.
(ii) Rate Setting. Borrower may submit to Lender, by facsimile transmission before 1:00 p.m. Washington, D.C. time on any Business Day (“Rate Setting Date”), a completed and executed Rate Form. The Rate Form shall specify the amount, term, MBS Issue Date, as applicable, Fixed Facility Fee, any breakage fee deposit amount, the proposed maximum interest rate (“Maximum Annual Interest Rate”), the proposed Cash Interest Rate, as applicable, and Closing Date for the conversion.

(iii) Rate Confirmation. In the case of an MBS execution, within one (1) Business Day after receipt of the Rate Form and upon satisfaction of all of the conditions for conversion, Lender shall solicit bids from institutional investors selected by Lender based on the information in the Rate Form and, provided the MBS Pass-Through Rate would be at or below the Maximum Annual Interest Rate, shall obtain a commitment (“MBS Commitment”) for the purchase of an MBS having the bid terms described in the related Rate Form. In the case of a cash execution, within one (1) Business Day after receipt of the Rate Form, Lender shall obtain a commitment from Fannie Mae (“Fannie Mae Commitment”) for the converted Fixed Loan having the terms described in the related Rate Form. Lender shall then complete and countersign the Rate Form thereby confirming the amount, term, and Closing Date for the conversion, for a Fixed Loan with an MBS execution, the MBS Issue Date, MBS Delivery Date, MBS Pass-Through Rate, and Fixed Facility Fee and for a Fixed Loan with a cash execution, the Cash Interest Rate, and shall immediately deliver by facsimile transmission the Rate Form to Borrower.
(iv) Breakage and other Costs. If Lender obtains, and then fails to fulfill, the MBS Commitment or Fannie Mae Commitment because the conversion does not occur (for a reason other than Lender’s default), Borrower shall pay all reasonable out-of-pocket costs payable to the potential investor and other reasonable costs, fees and damages incurred by Lender in connection with its failure to fulfill the MBS Commitment or Fannie Mae Commitment. Lender reserves the right to require Borrower to post a deposit at the time the MBS Commitment or Fannie Mae Commitment is obtained. Such deposit shall be refundable to Borrower upon the delivery of the MBS or the closing of the conversion.
(e) Term and Conditions of Converted Loans.
(i) Until the date which is five years from the Initial Closing Date, Borrower shall have the right to convert all or a portion of the Outstanding Variable Loan to a Fixed Loan for a term of at least five (5) years from the Closing Date of the conversion, provided that the amendment to the Variable Note executed in connection with such Fixed Loan shall not have a maturity date beyond the Fixed Loan Termination Date.
(ii) As an alternative to its rights under Section 1.05(e)(i) and subject to Section 1.10, during the period of time between the first day of the fourth month after the Initial Closing Date and the last Business Day of the fourth month prior to the Variable Loan Termination Date, Borrower shall have the right to convert all or a portion of the Outstanding Variable Loan to a Fixed Loan for a term as determined by Borrower of no more than ten (10) years from the Closing Date of the conversion. The maturity date of such Fixed Loan may extend beyond May 1, 2019. Any Fixed Loan converted in accordance with this subsection 1.05(e)(ii) shall require amortization calculated over the Amortization Period. No Collateral may be released from the Collateral Pool, upon the maturity dates of any Loan made under this Agreement, unless the requirements of Sections 3.04 and 6.05 are satisfied.
Section 1.06. Limitations on Right to Convert.
Borrower’s right to convert all or any portion of the Variable Loan to a Fixed Loan is subject to the following limitations:
(a) Minimum Request. Each Conversion Request shall be in the minimum amount of $5,000,000.

(b) Failure to Underwrite. In the event all or a portion of the amount of the Variable Loan set forth in the Conversion Request cannot be converted because the increased debt service on the Fixed Loan does not result in the Collateral Pool satisfying the Coverage and LTV Tests, Borrower shall prepay the amount of the Variable Loan that cannot be converted to a Fixed Loan and shall pay all prepayment premiums and other fees associated with such prepayment.
(c) Notwithstanding the foregoing, if either of the tests set forth above in subsection (b), are not satisfied after the conversion, such conversion may be permitted by Lender if the conversion improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio. Notwithstanding the foregoing, under no circumstances shall the Aggregate Loan to Value Ratio exceed ninety percent (90%).
Section 1.07. Conditions to Conversion.
The conversion of all or any portion of the Variable Loan to a Fixed Loan is subject to the satisfaction, on or before the Closing Date, of the conditions precedent contained in Section 6.08 and Section 6.11 and all applicable General Conditions contained in Section 6.01.
Section 1.08. Interest Rate Execution .
In the event that the Term Loan made on the Initial Closing Date is solely a Fixed Loan, the provisions in this Agreement referencing the Variable Loan and Variable Note shall be deemed to be of no further force and effect and be deemed to be eliminated from this Agreement.
Section 1.09. Interest Rate Cap.
To protect against fluctuations in interest rates during the term, pursuant to the terms of the Pledge, Interest Rate Cap Agreement, Borrower shall make arrangements for a One-Month LIBOR-based interest rate cap in form and substance satisfactory to Lender with a counterparty satisfactory to Lender (“Interest Rate Cap”) to be in place and maintained at all times with respect to the portion of the Variable Loan which remains Outstanding. As set forth in the Pledge, Interest Rate Cap Agreement, Borrower agrees to pledge its right, title and interest in the Interest Rate Cap to Lender as additional collateral for the Indebtedness.
Section 1.10. Limitation on All Loans.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any conversion of a Loan shall be subject to the precondition that the Lender must confirm with Fannie Mae that Fannie Mae is generally offering to purchase in the marketplace loans of the execution type requested by Borrower at the time of the Request and at the time of the rate setting date for the conversion. In the event Fannie Mae is not purchasing loans of the type requested by Borrower, Lender agrees to offer, to the extent available from Fannie Mae, alternative loan executions based on the types of executions Fannie Mae is generally offering to purchase in the marketplace at that time. Any alternative execution offered would be subject to mutually agreeable documentation necessary to implement the terms and conditions of such alternative execution.

ARTICLE 2
THE ALLOCABLE LOAN AMOUNT/SUPPLEMENTAL LOANS
Section 2.01. Determination of Allocable Loan Amount and Valuations.
(a) Initial Determinations. On the Initial Closing Date, Lender shall determine the Allocable Loan Amount and Valuation for each Initial Mortgaged Property, and the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio. Subject to Section 2.01(b), the determinations made as of the Initial Closing Date shall remain unchanged until the First Anniversary. Changes in Allocable Loan Amount, Valuations, the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio shall be made pursuant to Section 2.01(b).
(b) Monitoring Determinations. Once each Calendar Quarter or, if only Fixed Loans are Outstanding, once each Calendar Year, within twenty (20) Business Days after Borrower has delivered to Lender the reports required in Section 8.03, Lender shall determine the Aggregate Debt Service Coverage Ratio, the Aggregate Loan to Value Ratio, the Valuations and the Allocable Loan Amounts and whether Borrower is in compliance with the other covenants set forth in the Loan Documents. After the First Anniversary, on an annual basis, and if Lender decides that changed market or property conditions warrant, Lender shall redetermine Allocable Loan Amounts and Valuations. Lender shall also redetermine Allocable Loan Amounts to take account of any substitution or release of Collateral or a conversion of interest rate or other event that invalidates the outstanding determinations. In determining Valuations, Lender shall use Capitalization Rates based on its internal survey and analysis of capitalization rates for comparable sales in the vicinity of the Mortgaged Property, with such adjustments as Lender deems appropriate and without any obligation to use any information provided by Borrower. If Lender is unable to determine a Capitalization Rate for a Mortgaged Property, Lender shall have the right, with the prior consent of Borrower, not more than once annually, to obtain, at Borrower’s expense, a market study in order to establish a Capitalization Rate. In the event Borrower fails to consent to Lender obtaining a market study, Lender shall determine the Capitalization Rate pursuant to the Underwriting Requirements. Lender shall promptly disclose its determinations to Borrower. Until redetermined, the outstanding Allocable Loan Amounts and Valuations shall remain in effect. Notwithstanding anything in this Agreement to the contrary, no change in Allocable Loan Amounts, Valuations, the Aggregate Loan to Value Ratio or the Aggregate Debt Service Coverage Ratio shall, unless resulting from the concurrent release or substitution of Collateral from the Collateral Pool or the concurrent conversion of the interest rate, result in a Potential Event of Default or Event of Default, require the prepayment of any Note in whole or in part, or require the addition of Collateral to the Collateral Pool.

Section 2.02. Supplemental Loan.
After the First Anniversary, Borrower may participate in the Fannie Mae Supplemental Loan product if the Supplemental Loan product is offered by Fannie Mae at the time. Any such Supplemental Loan is subject to Lender’s determination that, as a result of its annual valuation of the Collateral Pool, a Supplemental Loan may be made pursuant to Lender’s Underwriting Requirements for Loans which meet the Coverage and LTV Tests. The Supplemental Loan will be documented with loan documents similar to the Loan Documents (“Supplemental Loan Documents”). Supplemental Loans will not be loans advanced under this Agreement. Any Supplemental Loan will be priced at market at the time of the loan and will be cross-defaulted with the Term Loan. To secure the obligations of Borrower under the Supplemental Loan Documents, Borrower shall grant, convey and assign to Lender a second Lien on each Mortgaged Property in the Collateral Pool and on any other collateral pledged to Lender from time to time pursuant to the Supplemental Loan Documents. On the closing date of the Supplemental Loan, Lender shall determine the portion of the Supplemental Loan allocated to a particular Mortgaged Property by Lender (the “Supplemental Allocable Loan Amount”), which Supplemental Allocable Loan Amounts shall be set forth in a separate exhibit to this Agreement. Lender shall redetermine the Supplemental Allocable Loan Amounts in the same manner and at the same time as the redetermination of the Allocable Loan Amounts pursuant to Section 2.01(b). In the event of a Supplemental Loan, Borrower shall pay the Supplemental Loan Fee on the date of the closing of such Supplemental Loan. Notwithstanding the foregoing, the Supplemental Loan shall be monitored pursuant to Section 2.01 of this Agreement and Lender shall include the Supplemental Loan upon calculating the Coverage and LTV Tests, Aggregate Debt Service Coverage Ratio and Aggregate Loan to Value Ratio, in connection with any Request.
ARTICLE 3
COLLATERAL CHANGES
Section 3.01. Reserved.
Section 3.02. Reserved.
Section 3.03. Right to Obtain Releases of Collateral.
Subject to the terms and conditions of this Article 3 and the limitations set forth in Section 15.17, Borrower shall have the right from time to time to obtain a release of Collateral from the Collateral Pool.
Section 3.04. Procedure for Obtaining Releases of Collateral.
(a) Request. To obtain a release of Collateral from the Collateral Pool, Borrower shall deliver a Release Request to Lender. Upon delivery of the Release Request, Borrower shall not be permitted to re-borrow any amounts that will be prepaid in connection with the release of Collateral.
(b) Closing. If all conditions precedent contained in Section 6.05 and all General Conditions contained in Section 6.01 are satisfied, Lender shall cause the Release Mortgaged Property to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) days after Lender’s receipt of the Release Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Release Documents. Borrower shall prepare the Release Documents and submit them to Lender for its review.
(c) Release Price. The “Release Price” for each Release Mortgaged Property means the greater of one hundred percent (100%) of the Allocable Loan Amount for the Release Mortgaged Property plus one hundred percent (100%) of the Supplemental Allocable Loan Amount for the Release Mortgaged Property and one hundred percent (100%) of the amount, if any, of the amount of the Term Loan Outstanding and any Supplemental Loan Outstanding that is required to be repaid by Borrower to Lender in connection with the proposed release of the Release Mortgaged Property from the Collateral Pool so that, immediately after the release, the Collateral Pool satisfies the better of the following tests (i.e. the test which produces a lower Aggregate Loan to Value Ratio and a higher Aggregate Debt Service Coverage Ratio): (1) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio immediately prior to the release or (2) the Coverage and LTV Test. In addition to the Release Price, Borrower shall pay to Lender all associated prepayment premiums and other amounts due under the Notes being repaid. In connection with a non-simultaneous substitution of Collateral pursuant to Section 3.06(c)(ii) of this Agreement, Borrower shall be permitted, in lieu of paying the Release Price, to post a Letter of Credit issued by a financial institution acceptable to Lender and having terms and conditions acceptable to Lender, having a face amount equal to the Release Price.

(d) Application of Release Price. (i) The Release Price for the Release Mortgaged Property shall be applied in the order selected by Borrower, provided that (A) any amount of the Supplemental Loan Outstanding which Borrower elects to prepay must be prepaid in full, or if the Release Price is not sufficient to do so, the Supplemental Loan shall only be partially prepaid; (B) any amount of the Term Loan Outstanding which Borrower elects to prepay must be prepaid in full, or if the Release Price is not sufficient to do so, the Term Loan shall be only partially prepaid; (C) any prepayment is permitted under the applicable Note; (D) any prepayment premium due and owing is paid; and (E) interest is paid through the end of the month. If Borrower is unable to meet the conditions set forth in (A) through (E), then the Release Price shall be applied first against any variable rate Supplemental Loan Outstanding so long as the prepayment is permitted under the applicable note, until any variable rate Supplemental Loan is no longer Outstanding, then against any Variable Loan Outstanding so long as the prepayment is permitted under the Variable Note, until any Variable Loan is no longer Outstanding, then against any fixed rate Supplemental Loan Outstanding so long as the prepayment is permitted under the applicable note, until any fixed rate Supplemental Loan is not longer Outstanding, then against any Fixed Loan Outstanding so long as the prepayment is permitted under the applicable Fixed Note.
(ii) In the event Borrower desires to release a Release Mortgaged Property on a date other than the last Business Day of the month, the Release Price or the remainder of the Release Price, if any, shall be held by Lender (or its appointed collateral agent) as Additional Collateral, in accordance with a security agreement (if required by Lender) and other documents in form and substance acceptable to Lender. Any Additional Collateral shall first be used to prepay the applicable Supplemental Loan and then the applicable Term Loan on the last Business Day of the month.
(e) Release of Borrower and Guarantor. Upon the release of a Mortgaged Property, the Borrower that is the owner of such Release Mortgaged Property shall be released of all obligations under this Agreement and the other Loan Documents with respect to the Release Mortgaged Property, except for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination or for any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release. In addition, each Borrower and Guarantor shall be released of all obligations related to the Release Mortgaged Property under this Agreement and the other Loan Documents except for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination or for any liabilities or obligations of such Borrower or Guarantor which arose prior to the Closing Date of such release.

(f) Test for Release. A Release may be effected if immediately after giving effect to the requested release, the better of the following tests are satisfied (i.e. the test which produces a lower Aggregate Loan to Value Ratio and a higher Aggregate Debt Service Coverage Ratio), (1) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio immediately prior to the release or (2) the Coverage and LTV Test. Notwithstanding the foregoing, if either of the tests set forth above in subsection (1) or (2) are not satisfied after the release of a Mortgaged Property, such release may be permitted by Lender if the release improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.
Section 3.05. Right to Substitutions.
Subject to the terms and conditions of this Article 3 and the limitations sets forth in Section 15.17, Borrower shall have the right to obtain the release of the Mortgaged Property securing the Term Loan made to such Borrower by replacing such Mortgaged Property with a Multifamily Residential Property that meets the requirements of this Agreement (the “Substitute Mortgaged Property”) thereby effecting a “Substitution” of Collateral.
Section 3.06. Procedure for Substitutions.
(a) Request. Borrower shall deliver to Lender a completed and executed Substitution Request. Each Substitution Request shall be accompanied by the following: (i) the information required by the Underwriting Requirements with respect to the proposed Substitute Mortgaged Property and any additional information Lender reasonably requests; and (ii) the payment of all Additional Collateral Due Diligence Fees.
(b) Underwriting.
(i) Lender shall evaluate the proposed Substitute Mortgaged Property in accordance with the Underwriting Requirements.
(ii) A Substitution may be effected if (1) the proposed Substitute Mortgaged Property has a Debt Service Coverage Ratio of not less than 1.35:1.0 with respect to the amount of the Fixed Loan which is allocated as the Allocable Loan Amount for such Substitute Mortgaged Property and 1.10:1.0 with respect to the amount of the Variable Loan which is allocated as the Allocable Loan Amount for such Substitute Mortgaged Property and its Loan to Value Ratio must not exceed seventy percent (70%) and (2) the Collateral Pool, immediately after the Substitution, satisfies the better of the following tests (i.e. the test which produces a lower Aggregate Loan to Value Ratio and a higher Aggregate Debt Service Coverage Ratio): (A) the Coverage and LTV Test and (B) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio of the Collateral Pool immediately prior to the Substitution. If necessary in order for the Collateral Pool to meet the tests set forth in this Section 3.06(b)(ii) after the Substitution, Borrower may prepay a portion of the Term Loan (including all prepayment premiums) pursuant to the terms of the Notes and this Agreement. Notwithstanding the foregoing, if either of the tests set forth above in subsection (1) or (2) are not satisfied after the Substitution of a proposed Substitute Mortgaged Property, such Substitution may be permitted by Lender if the Substitution improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and result in improvement in one or more of the following areas: the then current Valuation of the Mortgaged Properties, the then current Aggregate Debt Service Coverage Ratio, or the then current Aggregate Loan to Value Ratio.

(iii) Within thirty (30) Business Days after receipt of (A) the Substitution Request and (B) all reports, certificates and documents required by the Underwriting Requirements and this Agreement, including a zoning analysis required by Lender in connection with similar loans anticipated to be sold to Fannie Mae, Lender shall notify the applicable Borrower whether the Substitute Mortgaged Property meets the requirements of this Section 3.06(b) and the Underwriting Requirements and the other requirements for the Substitution of a Mortgaged Property as set forth in this Agreement. Within five (5) Business Days after receipt of Lender’s written notice in response to the Substitution Request, Borrower shall notify Lender whether it elects to proceed with the Substitution. If Borrower fails to respond within the period of five (5) Business Days, it shall be conclusively deemed to have elected not to proceed with the Substitution.
(c) Closing. If Lender determines that the Substitution Request satisfies the conditions set forth herein, Borrower timely elects to proceed with the substitution, and all conditions precedent contained in Section 3.05, Section 3.06, Section 6.05, Section 6.06, Section 6.11, Section 6.12 and all General Conditions contained in Section 6.01 are satisfied, the proposed Substitute Mortgaged Property shall be added in replacement of the Mortgaged Property being released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender and occurring —
(i) if the substitution of the proposed Substitute Mortgaged Property is to occur simultaneously with the release of the Release Mortgaged Property, within sixty (60) days after Lender’s receipt of the applicable Borrower’s election (or on such other date to which Borrower and Lender may agree); or
(ii) if the substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Mortgaged Property, within ninety (90) days after the release of such Release Mortgaged Property (provided such date may be extended an additional ninety (90) days if Borrower provides evidence satisfactory to Lender of Borrower’s diligent efforts in finding a suitable proposed Substitute Mortgaged Property) (the “Property Delivery Deadline”) in accordance with the terms of Section 3.06 .

Section 3.07. Substitution Deposit.
(a) The Deposit. If a Substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Mortgaged Property pursuant to Section 3.06(c)(ii), at the Closing Date of the release of the Release Mortgaged Property, Borrower shall deposit with Lender the “Substitution Deposit” described in Section 3.07(b) in the form of cash in a non-interest bearing account held by Lender or, in lieu of depositing cash for the Substitution Deposit, Borrower may post a Letter of Credit issued by a financial institution acceptable to Lender and having terms and conditions acceptable to Lender, having a face amount equal to the Substitution Deposit.
(b) Substitution Deposit Amount. The “Substitution Deposit” for each proposed substitution shall be an amount equal to the sum of (i) the Release Price, plus (ii) any and all of the fee maintenance or the prepayment premium for the Notes, calculated as of the end of the month in which the Property Delivery Deadline occurs, as if the Notes (and the MBS, if applicable) were to be prepaid in such month, plus (iii) interest on the Notes through the end of the month in which the Property Delivery Deadline occurs, if necessary as reasonably estimated by Lender, plus (iv) costs, expenses and fees of Lender pertaining to the substitution (the “Substitution Cost Deposit”). If a Substitution of the last remaining asset is taking place, the cash collateral or Letter of Credit must include, (A) any yield maintenance that would be due to the extent that the Fixed Notes must be prepaid to effect a release at that time and (B) any fee maintenance that would be due to the extent that the Variable Note must be prepaid to effect a release at that time. The Substitution Cost Deposit shall be used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution whether such substitution actually closes. In the event that the Borrower elects to post a Letter of Credit in lieu of cash for the Substitution Deposit, Borrower shall also be obligated to make any regularly scheduled payments of principal and interest due under the applicable Notes during any period between the closing of the Release Mortgaged Property and the earlier of the closing of the Substitute Mortgaged Property and the date of prepayment of the Notes, or the MBS, if applicable.
(c) Failure to Close Substitution. If the substitution of the proposed Substitute Mortgaged Property does not occur by the Property Delivery Deadline in accordance with Section 3.06(c)(ii), then such Borrower shall have irrevocably waived its right to substitute such Release Mortgaged Property with the proposed Substitute Mortgaged Property, and the release of the Release Mortgaged Property shall be deemed a prepayment of the Note and the MBS, if applicable. The Property Delivery Deadline shall be no later than the date ninety (90) days (or one hundred eighty (180) days, if applicable) after the date the Lender’s lien on such Release Mortgaged Property is released. Any MBS being prepaid shall be deemed to be prepaid as of the end of the month in which the Property Delivery Deadline falls, and the Lender, shall follow standard Fannie Mae procedures for the prepayment of the Note, or any applicable MBS, including delivery of the Substitution Deposit (less the Substitution Cost Deposit) to Fannie Mae in accordance with such procedures. Any portion of the Substitution Deposit not needed to prepay the Note, or any applicable MBS, all interest, and any prepayment fees (including any portion of the Substitution Cost Deposit not used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such Substitution) shall be promptly refunded to the applicable Borrower after the Property Delivery Deadline.

(d) Substitution Deposit Disbursement. At closing of the Substitution, the Lender shall disburse the Substitution Deposit (less any portion of the Substitution Cost Deposit used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution) directly to the Borrower at such time as the conditions set forth in Sections 3.05, 3.06, 6.05, 6.06, 6.11, 6.12 and all General Conditions contained in Section 6.01 have been satisfied, which must occur no later than the Property Delivery Deadline.
ARTICLE 4
RESERVED
ARTICLE 5
RESERVED
ARTICLE 6
CONDITIONS PRECEDENT TO ALL REQUESTS
Section 6.01. Conditions Applicable to All Requests.
Borrower’s right to close the transaction requested in a Request shall be subject to Lender’s determination that all of the following general conditions precedent (“General Conditions”) have been satisfied, in addition to any other conditions precedent contained in this Agreement:
(a) Reserved.
(b) Payment of Expenses. The payment by Borrower of Lender’s and Fannie Mae’s reasonable third party out-of-pocket fees and expenses payable in accordance with this Agreement, including, but not limited to, the legal fees and expenses described in Section 10.03.
(c) No Material Adverse Change. There has been no material adverse change in the financial condition, business or prospects of Borrower or Guarantor or in the physical condition, operating performance or value of any of the Mortgaged Properties since the date of the most recent Compliance Certificate (or, with respect to the conditions precedent to the Term Loan, from the condition, business or prospects reflected in the financial statements, reports and other information obtained by Lender during its review of Borrower and Guarantor and the Initial Mortgaged Properties).

(d) No Default. There shall exist no Event of Default or Potential Event of Default in each case under Sections 11.01 (b)-(l) or , in any material respect, under Sections 11.01 (a), (m) or (n) (it being understood and agreed that any default comparable to the Events of Default listed in 11.01(b) — (l) in the other Loan Documents or Supplemental Loan Documents will be treated to be material) on the Closing Date for the Request and, after giving effect to the transaction requested in the Request, no Event of Default or Potential Event of Default shall have occurred.
(e) No Insolvency. Receipt by Lender on the Closing Date for the Request of evidence satisfactory to Lender that neither Borrower nor Guarantor is insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Loan Documents, or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.
(f) No Untrue Statements. The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary to make the information contained therein not misleading.
(g) Representations and Warranties. All representations and warranties made by Borrower and Guarantor in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request.
(h) No Condemnation or Casualty. Except in connection with a Release Request, there shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against the Mortgaged Property and there shall not have occurred any casualty which has not been previously completely repaired in accordance with the terms of the Loan Documents to any improvements located on the Mortgaged Property, which casualty would have a Material Adverse Effect.

(i) Delivery of Closing Documents. The receipt by Lender of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:
(i) The Loan Documents relating to such Request;
(ii) A Compliance Certificate;
(iii) An Organizational Certificate; and
(iv) Such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.
(j) Covenants. Borrower is in full compliance with each of the covenants contained in Article 8 and Article 9 of this Agreement, without giving effect to any notice and cure rights of Borrower.
Section 6.02. Conditions Precedent to the Term Loan.
The obligation of Lender to make the Term Loan is subject to the following conditions precedent:
(a) Reserved;
(b) Receipt by Lender at least five (5) days prior to the Initial Closing Date, of the confirmation of an Interest Rate Cap commitment, in accordance with the Pledge, Interest Rate Cap Agreement, effective as of the Initial Closing Date;
(c) Receipt by Lender of Interest Rate Cap Documents in accordance with the Pledge, Interest Rate Cap Agreement, effective as of the Initial Closing Date;
(d) Receipt by Lender of the Guaranty, Certificate of Camden Summit, Indemnification Agreement Regarding Taxes and the Indemnity Multifamily Deed of Trust, Assignment of Rents and Security Agreement;
(e) Delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, of all applicable Loan Documents required by Lender to be filed or recorded, including duly executed and delivered original copies of the Variable Note or Fixed Note, as applicable, the Guaranty, the Initial Security Instruments covering the Initial Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Collateral comprised of personal property, and other appropriate instruments, in form and substance reasonably satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Liens created by the applicable Security Instruments and any other Loan Documents creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(f) Receipt by Lender of the documents and instruments required by Section 6.12; and
(g) Receipt by Lender of the Initial Origination Fee pursuant to Section 10.01(a) and the Initial Due Diligence Fee pursuant to Section 10.02(a).
Section 6.03. Reserved.
Section 6.04. Reserved.
Section 6.05. Conditions Precedent to Release of Property from the Collateral Pool .
The release of a Mortgaged Property from the Collateral Pool is subject to the satisfaction of the following conditions precedent on or before the Closing Date:
(a) Receipt by Lender of the fully executed Release Request;
(b) Immediately after giving effect to the requested release, the provisions of Section 3.04(f) are satisfied;
(c) Receipt by Lender of the Release Price;
(d) Receipt by Lender of the Release Fee and all other amounts owing under Section 3.04(c);
(e) Receipt by Lender on the Closing Date of one (1) or more counterparts of each Release Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Release Document;
(f) If required by Lender, amendments to this Agreement, the Notes and the Security Instruments reflecting the release of the Release Mortgaged Property from the Collateral Pool and, as to any Security Instrument or Note so amended or if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title Insurance Policy, the receipt by Lender of an endorsement to each Title Insurance Policy insuring the Security Instruments, amending the effective date of each Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender;

(g) If Lender determines the Release Mortgaged Property to be one (1) phase of a project, and one (1) or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), Lender must determine that the Remaining Mortgaged Properties can be operated separately from the Release Mortgaged Property and any other phases of the project which are not Mortgaged Properties and whether any cross use agreements or easements are necessary. In making this determination, Lender shall evaluate access, utilities, marketability, community services, ownership and operation of the Release Properties and any other issues identified by Lender in connection with similar loans anticipated to be sold to Fannie Mae;
(h) Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the release; and
(i) Receipt by Lender on the Closing Date of a Confirmation of Obligations.
Section 6.06. Conditions Precedent to Substitutions.
The obligation of Lender to make a requested Substitution is subject to Lender’s determination that each of the following conditions precedent has been met:
(a) Receipt by Lender of the fully executed Substitution Request;
(b) Receipt by Lender of the Substitution Deposit to the extent necessary under Section 3.07;
(c) Receipt by Lender of the Additional Collateral Due Diligence Fees and Substitution Fee;
(d) Such Substitute Mortgaged Property shall comply with the provisions of Section 3.06(b) of this Agreement;

(e) Delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Loan Documents reasonably required by Lender to be filed or recorded, including duly executed and delivered original copies of the Security Instruments covering the Substitute Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Substitute Mortgaged Property comprised of personal property, and other appropriate instruments, in form and substance reasonably satisfactory to Lender and in form proper for recordation, as may be necessary in the reasonable opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other relevant Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;
(f) Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the substitution, to the extent a tie-in endorsement is available with respect to the applicable Title Insurance Policies;
(g) Receipt of all documents required for the addition of the Substitute Mortgaged Property pursuant to the Underwriting Requirements;
(h) Any proposed Additional Borrower meets and satisfies all of the requirements and conditions of Section 14.02;
(i) Receipt by Lender on the Closing Date of a Confirmation of Obligations and Confirmation of Guaranty; and
(j) Amendments to this Agreement, the Notes and the Security Instruments, reflecting the Substitution and, as to any Security Instrument or Note so amended or if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title Insurance Policy, the receipt by Lender of an endorsement to each Title Insurance Policy insuring the Security Instrument, amending the effective date of each Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender, together with any reinsurance agreements required by Lender.
Section 6.07. Reserved.
Section 6.08. Conditions Precedent to Conversion.
The conversion of all or a portion of the Variable Loan to a Fixed Loan is subject to the satisfaction of the following conditions precedent on or before the Closing Date:
(a) Receipt by Lender of the fully executed Conversion Request;
(b) After giving effect to the requested conversion, the Coverage and LTV Tests will be satisfied;

(c) If required by Lender, receipt by Lender of an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender; and
(d) Receipt by Lender of one (1) or more executed, original counterparts of all Conversion Documents, dated as of the Closing Date, each of which shall be in full force and effect and in form and substance reasonably satisfactory to Lender in all respects.
Section 6.09. Reserved.
Section 6.10. Reserved.
Section 6.11. Delivery of Opinion Relating to Substitution Request or Conversion Request.
With respect to the closing of a Substitution Request, or a Conversion Request, it shall be a condition precedent that Lender receives favorable opinions of counsel (including local counsel, as applicable) to Borrower, as to the due organization and qualification of Borrower, the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects.
Section 6.12. Delivery of Property-Related Documents.
With respect to each of the Initial Mortgaged Properties or a Substitute Mortgaged Property, it shall be a condition precedent that Lender receive from Borrower each of the documents and reports required by Lender pursuant to the Underwriting Requirements in connection with the addition of such Mortgaged Property to the Collateral Pool and, each of the following, each dated as of the applicable Closing Date for the Initial Mortgaged Property or a Substitute Mortgaged Property, as the case may be, in form and substance satisfactory to Lender in all respects:
(a) A commitment for the Title Insurance Policy applicable to the Mortgaged Property and a pro forma Title Insurance Policy based on the Term Loan amount;
(b) The Insurance Policy (or a certified copy of the Insurance Policy) applicable to the Mortgaged Property;
(c) The Survey applicable to the Mortgaged Property;

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(d) Evidence satisfactory to Lender of compliance of the Mortgaged Property with Applicable Laws;
(e) A Replacement Reserve Agreement or an amendment thereto, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents;
(f) A Completion/Repair and Security Agreement or an amendment thereto, together with required escrows, on the standard form required by Lender;
(g) An Assignment of Management Agreement or an amendment thereto, on the standard form required by Lender, if applicable;
(h) An Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law;
(i) In relation to each Initial Mortgaged Property, a Security Instrument to effectuate the addition of such Initial Mortgaged Property to the Collateral Pool, and in relation to each Substitute Mortgaged Property, a Security Instrument to effectuate the addition of such Substitute Mortgaged Property to the Collateral Pool, and a Note relating to the Mortgaged Properties. The amount secured by each Security Instrument shall be equal to the Term Loan;
(j) A Certificate of Borrower Parties;
(k) A Confirmation of Guaranty by each party providing a guaranty to Lender; and
(l) A Contribution Agreement or an amendment thereto.

Section 6.13. Additional Collateral.
If Lender determines that, with respect to the substitution of Mortgaged Properties, the Coverage and LTV Tests are not met when required to be satisfied by the terms of this Agreement, Borrower shall have the option of either (A) providing to Lender a Letter of Credit which shall either have a term equal to the Term of this Agreement or shall have a term of at least 364 days and provide for a drawing 30 days prior to its date of termination in the event it is not renewed; (B) depositing cash or Cash Equivalents (as defined in Sections (a) through (c) of the definition of Cash Equivalents) to the Cash Collateral Account; (any of the above constituting “Additional Collateral”); or (C) to the extent permitted under the Loan Documents, prepaying in part or in whole the outstanding principal amount of the Notes designated by Lender, in each case in an amount equal to that amount which Lender determines will cause the Coverage and LTV Tests to be satisfied. For purposes of making such calculation, Lender shall deduct the amount of cash and Cash Equivalents (as defined in Sections (a) through (c) of the definition of Cash Equivalents) deposited to the Cash Collateral Account or the amount available under the Letter of Credit from the outstanding principal balance of all of the Notes (the “Assumed Mortgage Principal Amount”) and (i) calculate the interest component of debt service based on such Assumed Mortgage Principal Amount and the Cash Interest Rate or MBS Pass-Through Rate plus the Fixed Facility Fee, as applicable and (ii) calculate the principal component of debt service by multiplying the actual amount of principal times a fraction with a numerator equal to the Assumed Mortgage Principal Amount and a denominator equal to the actual outstanding principal amount of all of the Notes. In the event such Borrower exercises either of the options set forth in clauses (A) or (B) of this paragraph, Borrower shall execute and deliver a Cash Collateral Agreement. Lender shall agree at the request of Borrower to exchange one type of Additional Collateral for another type of Additional Collateral within a reasonable time period, provided such other type of Additional Collateral is of equivalent value and which meets the requirements of this Agreement. Notwithstanding any provision hereof to the contrary, except for any Substitution Deposit delivered in accordance with Section 3.07 (the amount and application of which shall be determined in accordance with said Section 3.07), (i) the value of any Additional Collateral delivered pursuant to this Section 6.13 (other than Substitution Deposits) shall not exceed ten percent (10%) of the aggregate Valuation of all Mortgaged Properties in the Collateral Pool, and (ii) in the event the Coverage and LTV Tests (without regard to the Additional Collateral) are not satisfied within one year after delivery of the Additional Collateral, Borrower shall be required to prepay the amounts Outstanding under the Notes in an amount determined by Lender to cause the Coverage and LTV Tests to be satisfied, and the Lender may draw on such Additional Collateral and use the monies to make such prepayment. Any Notes required to be prepaid pursuant to the preceding sentence shall be selected by the Borrower and, in addition to the prepayment of the related Notes, Borrower shall pay all associated prepayment premiums and other amounts due under the Notes being prepaid.
Section 6.14. Reserved.
Section 6.15. Letters of Credit.
(a) Letter of Credit Requirements. If Borrower provides Lender with a Letter of Credit pursuant to this Agreement, the Letter of Credit shall be in form and substance satisfactory to Lender and Lender shall be entitled to draw under such Letter of Credit solely upon presentation of a sight draft to the LOC Bank. Any Letter of Credit shall be for a term of at least 364 days. Any Letter of Credit shall be issued by a financial institution satisfactory to Lender and shall have its long-term debt obligations and its short-term debt obligations rated in accordance with the requirements of Fannie Mae then in effect.

(b) Draws Under Letter of Credit. Lender shall have the right to draw monies under the Letter of Credit:
(i) upon the occurrence of (A) an Event of Default; or (B) a Potential Event of Default of which the Borrower has knowledge has occurred and continued for two (2) Business Days;
(ii) if 30 days prior to the expiration of the Letter of Credit, the Letter of Credit has not been extended for a term of at least 364 days; or
(iii) upon the downgrading of the ratings of the long-term or short-term debt obligations of the LOC Bank below the requirements of Fannie Mae then in effect.
(c) Deposit to Cash Collateral Agreement. If Lender draws under the Letter of Credit pursuant to Section 6.15(b)(ii) or (iii) above, Lender shall deposit such draw monies into the Cash Collateral Account. Borrower shall have the right to obtain a release of such draw monies in the Cash Collateral Account pursuant to the Cash Collateral Agreement if Borrower provides Lender with a replacement Letter of Credit in accordance with Section 6.15(a) above and in an amount of the draw monies in the Cash Collateral Account.
(d) Default Draws. If Lender draws under the Letter of Credit pursuant to Section 6.15(b)(i) above, Lender shall have the right to use monies drawn under the Letter of Credit for any of the following purposes:
(i) to pay any amounts required to be paid by Borrower under the Loan Documents (including, without limitation, any amounts required to be paid to Lender under this Agreement);
(ii) to (on such Borrower’s behalf, or on its own behalf if Lender becomes the owner of the Mortgaged Property) prepay any Note;
(iii) to make improvements or repairs to any Mortgaged Property; or
(iv) to deposit monies into the Cash Collateral Account.
(e) Legal Opinion. Prior to or simultaneous with the delivery of any new Letter of Credit (but not the extension of any existing Letter of Credit), such Borrower shall cause the LOC Bank’s counsel to deliver a legal opinion substantially in the form of Exhibit Q-1 or Exhibit Q-2, as applicable, and in any event satisfactory in form and substance to the Lender.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
Section 7.01. Representations and Warranties of Borrower.
The representations and warranties of Borrower Parties are contained in the Certificate of Borrower Parties.

Section 7.02. Representations and Warranties of Lender.
Lender hereby represents and warrants to Borrower as follows as of the date hereof:
(a) Due Organization. Lender is a corporation duly organized, validly existing and in good standing under the laws of Ohio.
(b) Power and Authority. Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
(c) Due Authorization. The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated thereby, and the performance by it of its obligations thereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.
ARTICLE 8
AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTOR
Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:
Section 8.01. Compliance with Agreements.
(a) Borrower and Guarantor shall comply with all the terms and conditions of each Loan Document to which it is a party or by which it is bound; provided, however, that Borrower’s or Guarantor’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document.
(b) Borrower shall comply with all the material terms and conditions of any building permits or any conditions, easements, rights-of-way or covenants of record, restrictions of record, or any recorded or, to the extent Borrower has knowledge thereof, unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, mitigation plans, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority; provided, however, that Borrower’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable document.
Section 8.02. Maintenance of Existence.
(a) Each Borrower Party shall maintain its existence and continue to be organized under the laws of the state of its organization. Borrower shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.

(b) During the Term of this Agreement, Camden shall qualify, and be taxed as, a real estate investment trust under Subchapter M of the Internal Revenue Code and will not be engaged in any activities which would reasonably be anticipated to jeopardize such qualification and tax treatment.
Section 8.03. Financial Statements; Accountants’ Reports; Other Information.
(a) Each Borrower Party shall keep and maintain at all times at the address set forth in Section 15.08 of this Agreement, and (at Lender’s request after an Event of Default) shall make available at the Mortgaged Property, complete and accurate books of accounts and records (including copies of supporting bills and invoices) in sufficient detail to correctly reflect all of Borrower’s and Guarantor’s financial transactions and assets, and the results of the operation of each Mortgaged Property, and copies of all written contracts, Leases and other instruments which affect each Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service and management services). The books, records, contracts, Leases and other instruments shall be subject to examination and inspection at any reasonable time by Lender.
(b) In addition, each Borrower and Guarantor (with respect to clauses (i), (ii), (ix) and (xi) set forth below) shall furnish, or cause to be furnished, to Lender:
(i) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the close of its fiscal year during the Term of this Agreement, the audited consolidated balance sheet showing all assets and liabilities of Camden, the audited consolidated statement of operations of Camden and the unaudited consolidated statement of operations of Borrower for such fiscal year, and the audited consolidated statement of cash flows of Camden and the unaudited consolidated statement of cash flows of Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP consistently applied and as to Camden, accompanied by an unqualified opinion of Camden’s independent certified public accountants to the effect that such financial statements have been audited by such accountants, and that such financial statements fairly present the results of Camden’s operations and financial condition for the periods and dates indicated with such opinion to be free of exceptions and qualifications as to the scope of the audit and as to the going concern nature of the business;

(ii) Quarterly Financial Statements. As soon as available, and in any event within forty five (45) days after each of the first three fiscal quarters of each fiscal year during the Term of this Agreement, beginning with the fiscal quarter ending September 30, 2009, the unaudited consolidated balance sheet showing all assets and liabilities of Camden as of the end of any such fiscal quarter, the unaudited consolidated statement of operations of Borrower and Camden and the unaudited consolidated statement of cash flows of Borrower and Camden for the portion of the fiscal year ended with the last day of such quarter, all prepared in accordance with GAAP and in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, accompanied by a certificate of an authorized representative of Borrower and Camden reasonably acceptable to Lender stating that such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the results of its operations and financial condition for the periods and dates indicated, subject to year end adjustments in accordance with GAAP;
(iii) Quarterly Property Statements. As soon as available in electronic format, and in any event within forty five (45) days after each Calendar Quarter, a statement of income and expenses of each Mortgaged Property prepared in accordance with GAAP and accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated;
(iv) Annual Property Statements. As soon as available in electronic format, and in any event on an annual basis within forty five (45) days after the close of its fiscal year, an annual statement of income and expenses of each Mortgaged Property accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated;
(v) Monthly Property Statements. Upon Lender’s request and no later than 30 days after such request, a monthly electronic property management report for each Mortgaged Property, showing the number of inquiries made and rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender and a statement of income and expense of each Mortgaged Property for the prior month;
(vi) Updated Rent Rolls. Within 120 days after the end of each fiscal year of each Borrower, and at any other time upon Lender’s request, a current Rent Roll for each Mortgaged Property, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable for the current month, the date through which rent has been paid and any other information requested by Lender and accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender to the effect that each such Rent Roll fairly, accurately and completely presents the information required therein;
(vii) Security Deposit Information. Within 120 days after the end of each fiscal year of Borrower, and at any other time upon Lender’s request, an accounting of all security deposits held in connection with any Lease of any part of any Mortgaged Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name and telephone number of the person to contact at such financial institution, along with any authority or release necessary for Lender to access information regarding such accounts;

(viii) Accountants’ Reports; Other Reports. Promptly upon receipt thereof: (1) copies of any reports which address material weaknesses or problems or management letters which address material weaknesses or problems or audit opinions submitted to Borrower by its independent certified public accountants in connection with the examination of its financial statements made by such accountants (except for reports otherwise provided pursuant to subsection (a) above); provided, however, that Borrower shall only be required to deliver such reports and management letters to the extent that they relate to Borrower or any Mortgaged Property; and (2) all schedules, financial statements or other similar reports delivered by Borrower pursuant to the Loan Documents or requested by Lender with respect to Borrower’s business affairs or condition (financial or otherwise) or any of the Mortgaged Properties;
(ix) Ownership Interests. Within 120 days after the end of each fiscal year of Borrower and Guarantor, and at any other time upon Lender’s request, a statement that identifies all owners of any direct interest in any Targeted Entity (other than Guarantor) and the interest held by each, if Borrower is a corporation, all executive officers and directors of Borrower or Guarantor, and if Borrower is a limited liability company, all managers who are not members;
(x) Annual Budgets. Prior to the start of its fiscal year, an annual budget for each Mortgaged Property for such fiscal year, setting forth an estimate of all of the costs and expenses, including capital expenses, of maintaining and operating each Mortgaged Property;
(xi) Federal Tax Returns. Upon the request of Lender, after an Event of Default, the Federal tax return of Borrower and Guarantor that was filed with the Internal Revenue Service, United States Department of Treasury; and
(xii) Quarterly Litigation Report. Within forty five (45) days after each Calendar Quarter or from time to time as Lender may request or as Camden may deem appropriate, Camden shall provide Lender with a written update, reasonably satisfactory to Lender, with respect to the pending litigation against Affiliates of Camden, as more particularly described in Section 14.01(a)(vi) of this Agreement.
(c) Each of the statements, schedules and reports required by Section 8.03 shall be certified to be complete and accurate in all material respects by an individual having authority to bind Borrower, and shall be in such form and contain such detail as Lender may reasonably require. Upon an Event of Default, Lender also may require that any statements, schedules or reports be audited at Borrower’s expense by independent certified public accountants acceptable to Lender.
(d) If Borrower fails to provide in a timely manner the statements, schedules and reports required by Section 8.03, Lender shall have the right to have Borrower’s books and records audited, at Borrower’s expense, by independent certified public accountants selected by Lender in order to obtain such statements, schedules and reports, and all related costs and expenses of Lender shall become immediately due and payable and shall become an additional part of the Indebtedness as provided in Section 12 of each Security Instrument.

(e) If an Event of Default has occurred and is continuing, Borrower shall deliver to Lender upon written demand all books and records, or copies thereof, relating to the Mortgaged Property or its operation.
(f) Borrower irrevocably authorizes Lender to obtain a credit report on Borrower at any time.
(g) If an Event of Default has occurred and Lender has not previously required Borrower to furnish a quarterly statement of income and expense for the Mortgaged Property, Lender may require Borrower to furnish such a statement within forty five (45) days after the end of each fiscal quarter of Borrower following such Event of Default.
Section 8.04. Access to Records; Discussions With Officers and Accountants.
To the extent permitted by law and in addition to the applicable requirements of the Security Instruments, Borrower shall permit Lender to:
(a) inspect, make copies and abstracts of, and have reviewed or audited, such of Borrower’s books and records as may relate to the Obligations or any Mortgaged Property;
(b) at any time discuss Borrower’s affairs, finances and accounts with Borrower’s senior management or property managers and independent public accountants; after an Event of Default, discuss Borrower’s affairs, finances and account with Guarantor’s officers, partners and employees;

(c) discuss the Mortgaged Properties’ conditions, operations or maintenance with the managers of such Mortgaged Properties, the officers and employees of Borrower and/or the Guarantor; and
(d) receive any other information that Lender reasonably deems necessary or relevant in connection with the Term Loan, any Loan Document or the Obligations from the officers and employees of such Borrower or third parties.
Notwithstanding the foregoing, prior to an Event of Default or Potential Event of Default and in the absence of an emergency, all inspections shall be conducted at reasonable times during normal business hours upon reasonable notice to Borrower.
Section 8.05. Certificate of Compliance.
Borrower shall deliver to Lender concurrently with the delivery of the financial statements and/or reports required by Section 8.03(a) and Section 8.03(b) a certificate signed by an authorized representative of Borrower reasonably acceptable to Lender setting forth in reasonable detail the calculations required to establish whether Borrower and Guarantor were in compliance with the requirements of this Article 8 of this Agreement on the date of such financial statements, and stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Potential Event of Default has occurred, or if an Event of Default or Potential Event of Default has occurred, specifying the nature thereof in reasonable detail and the action Borrower is taking or proposes to take. Any certificate required by this Section shall run directly to and be for the benefit of Lender and Fannie Mae.

Section 8.06. Maintain Licenses.
Borrower shall procure and maintain in full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business and shall abide by and satisfy all terms and conditions of all such licenses, Permits, charters and registrations.
Section 8.07. Inform Lender of Material Events.
Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which an officer of Camden has actual knowledge:
(a) Defaults. The occurrence of any Event of Default or any Potential Event of Default under this Agreement or any other Loan Document or any loan document in connection with a Supplemental Loan;
(b) Regulatory Proceedings. The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect; the receipt of notice from any Governmental Authority having jurisdiction over Borrower that Borrower is being placed under regulatory supervision, any license, Permit, charter, membership or registration material to the conduct of Borrower’s business or the Mortgaged Properties is to be suspended or revoked or Borrower is to cease and desist any practice, procedure or policy employed by Borrower in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect;
(c) Bankruptcy Proceedings. The commencement of any proceedings by or against Borrower or Guarantor under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for any such party;
(d) Environmental Claim. The receipt from any Governmental Authority or other Person of any notice of violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, pollution, contamination or other adverse effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity on any Mortgaged Property in violation of any law or the violation, or alleged violation, of any Hazardous Materials Laws in connection with any Mortgaged Property or any of the other assets of Borrower;

(e) Material Adverse Effects. The occurrence of any act, omission, change or event (including the commencement or written threat of any proceedings by or against Borrower in any Federal, state or local court, or before any Governmental Authority, or before any arbitrator), that has, or would have, a Material Adverse Effect, subsequent to the date of the most recent audited financial statements of Borrower delivered to Lender pursuant to Section 8.03;
(f) Accounting Changes. Any material change in Borrower’s accounting policies or financial reporting practices;
(g) Legal and Regulatory Status. The occurrence of any act, omission, change or event, including any Governmental Approval, the result of which is to change or alter in any way the legal or regulatory status of Borrower; if such act, omission, change or event has or may reasonably be expected to have, a Material Adverse Effect; and
(h) Change in Senior Management. Any change in the identity of Senior Management.
Section 8.08. Compliance with Applicable Law.
Borrower shall comply in all material respects with all Applicable Laws now or hereafter affecting any Mortgaged Property or any part of any Mortgaged Property or requiring any alterations, repairs or improvements to any Mortgaged Property. Borrower shall procure and continuously maintain in full force and effect, and shall abide by and satisfy all material terms and conditions of all Permits, and shall comply with all written notices from Governmental Authorities.
Section 8.09. Alterations to the Mortgaged Properties.
Except as otherwise provided in the Loan Documents, Borrower shall have the right to undertake any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Property which it owns without the prior consent of Lender; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Lender if such Alteration could reasonably be expected to adversely affect the value of such Mortgaged Property or its operation as a multifamily housing facility in substantially the same manner in which it is being operated on the date such property became Collateral, the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to five percent (5%) or more of the Leases would be permitted to terminate their Leases or to abate the payment of all or any portion of their rent, or such Alteration will be completed in more than fifteen (15) months from the date of commencement or in the last year of the Term of this Agreement. Notwithstanding the foregoing, Borrower must obtain Lender’s prior written consent to construct Alterations with respect to the Mortgaged Property costing in excess of, with respect to any Mortgaged Property, the number of units in such Mortgaged Property multiplied by $2,000, but in any event, costs in excess of $250,000 and Borrower must give prior written notice to Lender of its intent to construct Alterations with respect to such Mortgaged Property costing in excess of $100,000; provided, however, that the preceding requirements shall not be applicable to Alterations made, conducted or undertaken by Borrower as part of Borrower’s routine maintenance, and repair or replacement of obsolete equipment of the Mortgaged Properties as required by the Loan Documents. Notwithstanding anything contained in this paragraph, in the event that the cost of an Alteration is less than $100,000 for any Mortgaged Property and such Alteration shall take place in the last year of the Term of this Agreement, the Borrower shall not be required to request the prior written consent of Lender prior to making such Alteration.

Section 8.10. Loan Document Taxes.
If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Loan Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, Borrower shall pay all such Loan Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) within thirty (30) days after written notice from Lender and shall promptly furnish proof of such payment to Lender, as applicable. In the event of passage of any law or regulation permitting, authorizing or requiring such Loan Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit Borrower from paying the Loan Document Taxes to or for Lender, Borrower shall enter into such further instruments as may be permitted by law to obligate Borrower to pay such Loan Document Taxes.
Section 8.11. Further Assurances.
Borrower, at the request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may reasonably request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents. If Lender believes that an “all-asset” collateral description, as contemplated by Section 9-504(2) of the UCC, is appropriate as to any Collateral under any Loan Document, the Lender is irrevocably authorized to use such a collateral description, whether in one or more separate filings or as part of the collateral description in a filing that particularly describes the collateral.
Section 8.12. Transfer of Ownership Interests in Borrower or Guarantor.
(a) Prohibition on Transfers. Subject to paragraph (b) of this Section, neither Borrower nor Guarantor shall cause or permit a Transfer or a Change of Control.

(b) Permitted Transfers. Notwithstanding the provisions of paragraph (a) of this Section, the following Transfers by Borrower or Guarantor (or owners of interests in Guarantor), upon prior written notice to Lender (however, prior notice will not be required with respect to the Transfers described in subsections (i), (ii) or (iii) below), are permitted without the consent of Lender (or the payment of any fee):
(i) The issuance by Camden of additional stock and the subsequent Transfer of such stock and the issuance by Camden Summit and Camden OP of additional partnership units and subsequent Transfer of such units; provided, however, that no Change in Control occurs as the result of such Transfer.
(ii) A merger with or acquisition of another entity by Camden (or, with respect to a merger solely to reincorporate in another state, by Camden into another entity), provided that Camden is the surviving entity (other than a merger to reincorporate in another state when the other entity can be the surviving entity in which case Lender is satisfied that the surviving corporation in such merger shall succeed to all the rights, properties, assets and liabilities of Camden) after such merger or acquisition, no Change in Control occurs, and such merger or acquisition does not result in an Event of Default, as such terms are defined in this Agreement.
(iii) The Transfer of shares of common stock of Camden; provided, however, that no Change in Control occurs as the result of such Transfer.
(iv) A Transfer of Ownership Interests in CPT-LP, Inc.; provided, however, after such Transfer, CPT-LP, Inc. shall continue to own at least 51% of the Ownership Interests in Camden OP.
(v) A Transfer of Ownership Interests in Camden Summit; provided, however, after such Transfer, Camden General Partner shall maintain Control of Camden Summit and shall continue to own at least 51% of the Ownership Interests in Camden Summit.
(vi) A Transfer of Ownership Interests in Camden OP; provided, however, after such Transfer, CPT-GP, Inc. shall maintain Control of Camden OP and CPT-LP, Inc. shall continue to own at least 51% of the Ownership Interests in Camden OP.
(vii) A Transfer of Ownership Interests in Camden Legacy Park Member; provided, however, after such Transfer, Camden OP shall maintain Control of Camden Legacy Park Member and shall continue to own at least 51% of the Ownership Interests in Camden Legacy Park Member.
(viii) A Transfer of Ownership Interests in Camden CSP Member; provided, however, after such Transfer, Camden Summit shall maintain Control of Camden CSP Member and shall continue to own at least 51% of the Ownership Interests in Camden CSP Member.

(ix) A Transfer of Ownership Interests in Camden CUSA Member; provided, however, after such Transfer, Camden USA shall maintain Control of Camden CUSA Member and shall continue to own at least 51% of the Ownership Interests in Camden CUSA Member.
(x) A Transfer of Ownership Interests in Camden CPT Member; provided, however, after such Transfer, Camden shall maintain Control of Camden CPT Member and shall continue to own at least 51% of the Ownership Interests in Camden CPT Member.
(xi) A Transfer of any or all, direct or indirect, Ownership Interests in Borrower to any wholly-owned subsidiary of Camden.
Section 8.13. Transfer of Ownership of Mortgaged Property.
(a) Prohibition on Transfers. Subject to paragraph (b) of this Section, neither Borrower nor Guarantor shall cause or permit a Transfer of all or any part of a Mortgaged Property or interest in any Mortgaged Property.
(b) Permitted Transfers. Notwithstanding provision (a) of this Section, the following Transfers of a Mortgaged Property by Borrower or Guarantor, upon prior written notice to Lender (however, prior notice will not be required with respect to the Transfers permitted pursuant to subsections (i) and (ii) below), are permitted without the consent of Lender (or the payment of any fee):
(i) The grant of a leasehold interest in individual dwelling units or commercial spaces in accordance with the Security Instrument.
(ii) A sale or other disposition of obsolete or worn out personal property which is contemporaneously replaced by comparable personal property of equal or greater value which is free and clear of liens, encumbrances and security interests other than those created by the Loan Documents or Permitted Liens.
(iii) The creation of a mechanic’s or materialmen’s lien or judgment lien against a Mortgaged Property which is released of record or otherwise remedied to Lender’s satisfaction within thirty (30) days of the date of creation.
(iv) The grant of an easement if, prior to the granting of the easement, Borrower or Camden Summit (with respect to the Mortgaged Property known as Camden Russett) causes to be submitted to Lender all information required by Lender to evaluate the easement, and if Lender consents to such easement based upon Lender’s determination that the easement will not materially affect the operation of the Mortgaged Property or Lender’s interest in the Mortgaged Property and Borrower or Camden Summit (with respect to the Mortgaged Property known as Camden Russett) pays to Lender, on demand, all reasonable third party out-of-pocket costs and expenses incurred by Lender in connection with reviewing Borrower’s or Camden Summit’s (with respect to the Mortgaged Property known as Camden Russett) request. Lender shall not unreasonably withhold its consent to or withhold its agreement to subordinate the lien of a Security Instrument to the grant of a utility easement serving a Mortgaged Property to a publicly operated utility, or the grant of an easement related to expansion or widening of roadways, provided that any such easement is in form and substance reasonably acceptable to Lender and does not materially and adversely affect the access, use or marketability of a Mortgaged Property.

(c) Assumption of Collateral Pool. Notwithstanding paragraph (a) of this Section, a Transfer of the entire Collateral Pool may be permitted with the prior written consent of Lender if each of the following requirements is satisfied:
(i) the transferee (“New Collateral Pool Borrower”) is a Single Purpose entity, and executes an assumption agreement that is acceptable to Lender pursuant to which such New Collateral Pool Borrower assumes all obligations of Borrower and Camden Summit (with respect to the Mortgaged Property known as Camden Russett) under all the applicable Loan Documents and Supplemental Loan Documents;
(ii) the applicable Loan Documents and Supplemental Loan Documents shall be amended and restated as deemed necessary or appropriate by Lender to meet the then-applicable requirements of Fannie Mae; provided, however, any waivers granted in connection with the Term Loan or Supplemental Loan will not be reinstated unless specifically approved by Lender and Fannie Mae;
(iii) after giving effect to the assumption, the requirements of Section 6.05 and the General Conditions contained in Section 6.01 shall be satisfied;
(iv) New Collateral Pool Borrower shall make such deposits to the reserves or escrow funds established under the Loan Documents and Supplemental Loan Documents, including replacement reserves, completion/repair reserves, and all other required escrow and reserve funds at such times and in such amounts as determined by Lender at the time of the assumption;
(v) New Collateral Pool Borrower shall propose a guarantor acceptable to Lender, which guarantor executes and delivers a guaranty acceptable to Lender provided that the guaranty is guaranteeing a non-recourse loan with comparable exceptions to non-recourse as set forth in Section 14.01;
(vi) Lender shall be the servicer of the loan; and
(vii) the requirements of Section 8.14 are satisfied.
Section 8.14. Consent to Prohibited Transfers.
(a) Consent to Prohibited Transfers. Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate Sections 8.12 and 8.13 if, prior to the Transfer, Borrower or Guarantor, as the case may be, has satisfied or caused to be satisfied each of the following requirements:
(i) the submission to Lender of all information required by Lender to make the determination required by this Section;
(ii) the absence of any Event of Default;

(iii) the transferee meets all of the eligibility, credit, management and other standards (including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of borrowers or guarantors, as the case may be, in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on multifamily properties;
(iv) in the case of a Transfer of direct or indirect ownership interests in Borrower or Guarantor, as the case may be, if transferor or any other person has obligations under any Loan Documents, the execution by the transferee of one (1) or more individuals or entities acceptable to Lender and/or Fannie Mae of an assumption agreement that is acceptable to Lender and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee comply with any provisions of this Instrument or any other Loan Document which previously may have been waived by Lender and/or Fannie Mae;
(v) Lender’s receipt of all of the following:
(1) a transfer fee equal to one (1) percent of the unpaid Outstanding principal balance of the Term Loan.
(2) In addition, Borrower shall be required to reimburse Lender for all of Lender’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request;
(vi) the Transfer will not result in a significant modification under Section 1001 of the Internal Revenue Code of any Fixed Loan or any Variable Loan that has been securitized in a mortgage-backed security.
Section 8.15. Date-Down Endorsements.
Before the release or substitution of a Mortgaged Property and at any time and from time to time that Lender has reason to believe that an additional lien may encumber a Mortgaged Property, Lender may obtain an endorsement to each Title Insurance Policy containing a revolving credit endorsement, amending the effective date of each such Title Insurance Policy to the date of the title search performed in connection with the endorsement. Borrower shall pay for the cost and expenses incurred by Lender to the Title Company in obtaining such endorsement, provided that, for each Title Insurance Policy, it shall not be liable to pay for more than one (1) such endorsement in any consecutive twelve (12) month period.
Section 8.16. Ownership of Mortgaged Properties.
Borrower shall be the sole owner of each of the Mortgaged Properties free and clear of any Liens other than Permitted Liens.

Section 8.17. Compliance with Net Worth Test.
Camden shall at all times maintain its Net Worth so that it is not less than: $325,000,000.
Section 8.18. Compliance with Liquidity Test.
Camden shall at all times maintain cash and Cash Equivalents of not less than $20,000,000.
Section 8.19. Change in Property Manager.
Borrower shall give Lender notice of any change in the identity of the property manager of each Mortgaged Property, and except with respect to property managers which are Affiliates of the applicable Borrower, no such change shall be made without the prior consent of Lender.
Any management agreement must be in form and substance satisfactory to Lender. Borrower agrees to enter into and cause any property manager to enter into an assignment and subordination of property management agreement in form and substance satisfactory to Lender and any other documents or agreements Lender shall deem necessary in connection with the execution of any property management agreement.
Section 8.20. Single Purpose Entity.
Borrower and each general partner or managing member of Borrower shall maintain itself as a Single Purpose entity, provided, however, that (i) Borrower may own more than one Mortgaged Property, each of which is part of the Collateral Pool and (ii) Borrower and each general partner or managing member may commingle its funds with Camden provided that such funds are separately identified and accounted for.
Section 8.21. ERISA.
Borrower shall at all times remain in compliance in all material respects with all applicable provisions of ERISA, if any, and shall not incur any liability to the PBGC on a Plan under Title IV of ERISA. Neither the Borrower, nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan. The assets of the Borrower do not constitute plan assets within the meaning of Department of Labor Regulation §2510.3-101 of any employee benefit plan subject to Title I of ERISA.
Section 8.22. Consents or Approvals.
Borrower shall obtain any required consent or approval of any creditor of Borrower, any Governmental Authority or any other Person to perform its obligations under this Agreement and any other Loan Documents.

Section 8.23. Post-Closing Obligations.
Borrower shall use commercially reasonable efforts to deliver to Lender, at Borrower’s sole cost and expense, no later than thirty (30) days from the Initial Closing Date (“Estoppel and SNDA Delivery Date”) the estoppel certificates and subordination, non-disturbance and attornment agreements as described below in form and substance satisfactory to Lender, provided, however, on a rolling thirty (30) day basis, Borrower shall have the right to extend the Estoppel and SNDA Delivery Date for an additional thirty (30) days if Borrower furnishes proof satisfactory to Lender that it is diligently pursuing and undertaking all commercially reasonable efforts to obtain an estoppel certificate and a subordination, non-disturbance and attornment agreement as described below. Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket third party legal fees and expenses incurred by Lender and by Fannie Mae in respect of the review and/or negotiation of such estoppel certificates and subordination, non-disturbance and attornment agreements.
(a) Tenant Estoppel Certificate from Moto Enterprises, Inc. for a sit-in and take-out coffee and tea house located on the property commonly known as Camden Harbor View.
(b) Tenant Estoppel Certificate from Frank Buono for a family-style Italian restaurant located on the property commonly known as Camden Harbor View.
(c) Tenant Estoppel Certificate from Design X Manufacturing, Inc. for the operation of a salon furniture showroom and design center located on the property commonly known as Camden Harbor View.
(d) Tenant Estoppel Certificate from Healthcare Partners Medical Group for general medical office use located on the property commonly known as Camden Harbor View.
(e) Tenant Estoppel Certificate from Mosher’s Gourmet, Inc. for a sit-in and take-out delicatessen-style restaurant located on the property commonly known as Camden Harbor View.
(f) Tenant Estoppel Certificate from Andrew M. Kripp for an upscale hair salon located on the property commonly known as Camden Harbor View.
(g) Tenant Estoppel Certificate from Stuart Smith and Lisa Smith for an upscale wine bar located on the property commonly known as Camden Harbor View.
(h) Tenant Estoppel Certificate from Yoga World Studio, Inc. for the operation of a yoga studio located on the property commonly known as Camden Harbor View.
(i) Subordination, Non-Disturbance and Attornment Agreement by and between Camden USA, Inc. and Moto Enterprises, Inc. for a sit-in and take-out coffee and tea house located on the property commonly know as Camden Harbor View. Borrower shall, at Borrower’s sole cost and expense, make immediate arrangements for delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record such Subordination, Non-Disturbance and Attornment Agreement in the recorder’s office in the County of Los Angeles, State of California.

(j) Subordination, Non-Disturbance and Attornment Agreement by and between Camden USA, Inc. and Frank Buono for a family-style Italian restaurant located on the property commonly know as Camden Harbor View. Borrower shall, at Borrower’s sole cost and expense, make immediate arrangements for delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record such Subordination, Non-Disturbance and Attornment Agreement in the recorder’s office in the County of Los Angeles, State of California.
(k) Subordination, Non-Disturbance and Attornment Agreement by and between Camden USA, Inc. and Design X Manufacturing, Inc. for the operation of a salon furniture showroom and design center located on the property commonly know as Camden Harbor View. Borrower shall, at Borrower’s sole cost and expense, make immediate arrangements for delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record such Subordination, Non-Disturbance and Attornment Agreement in the recorder’s office in the County of Los Angeles, State of California.
(l) Subordination, Non-Disturbance and Attornment Agreement by and between Camden USA, Inc. and Healthcare Partners Medical Group for general medical office use located on the property commonly know as Camden Harbor View. Borrower shall, at Borrower’s sole cost and expense, make immediate arrangements for delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record such Subordination, Non-Disturbance and Attornment Agreement in the recorder’s office in the County of Los Angeles, State of California.
(m) Subordination, Non-Disturbance and Attornment Agreement by and between Camden USA, Inc. and Mosher’s Gourmet, Inc. for a sit-in and take-out delicatessen-style restaurant located on the property commonly know as Camden Harbor View. Borrower shall, at Borrower’s sole cost and expense, make immediate arrangements for delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record such Subordination, Non-Disturbance and Attornment Agreement in the recorder’s office in the County of Los Angeles, State of California.
(n) Subordination, Non-Disturbance and Attornment Agreement by and between Camden USA, Inc. and Andrew M. Kripp for an upscale hair salon located on the property commonly know as Camden Harbor View. Borrower shall, at Borrower’s sole cost and expense, make immediate arrangements for delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record such Subordination, Non-Disturbance and Attornment Agreement in the recorder’s office in the County of Los Angeles, State of California.

(o) Subordination, Non-Disturbance and Attornment Agreement by and between Camden USA, Inc. and Stuart Smith and Lisa Smith for an upscale wine bar located on the property commonly know as Camden Harbor View. Borrower shall, at Borrower’s sole cost and expense, make immediate arrangements for delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record such Subordination, Non-Disturbance and Attornment Agreement in the recorder’s office in the County of Los Angeles, State of California.
(p) Subordination, Non-Disturbance and Attornment Agreement by and between Camden USA, Inc. and Yoga World Studio, Inc. for the operation of a yoga studio located on the property commonly know as Camden Harbor View. Borrower shall, at Borrower’s sole cost and expense, make immediate arrangements for delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record such Subordination, Non-Disturbance and Attornment Agreement in the recorder’s office in the County of Los Angeles, State of California.
ARTICLE 9
NEGATIVE COVENANTS OF BORROWER
Borrower and Guarantor, as applicable, agree and covenant with Lender that, at all times during the Term of this Agreement:
Section 9.01. Other Activities.
(a) No Targeted Entity other than Camden shall amend its Organizational Documents in any material respect, including without limitation the allocation of decision-making rights among the members or partners, without the prior written consent of Lender;
(b) No Targeted Entity shall dissolve or liquidate in whole or substantially liquidate;
(c) No Targeted Entity shall, except as otherwise provided in this Agreement, without the prior written consent of Lender, merge or consolidate with any Person; or
(d) Borrower shall not use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Multifamily Residential Property and ancillary uses consistent with Multifamily Residential Properties.
Section 9.02. Liens.
Borrower shall not create, incur, assume or suffer to exist any Lien on Borrower’s interest in any Mortgaged Property or any part of any Mortgaged Property, except the Permitted Liens.
Section 9.03. Indebtedness.
Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than the Term Loan) in connection with any of the Mortgaged Properties. Neither Borrower nor any owner of Borrower shall incur any “mezzanine debt,” issue any preferred equity or incur any similar Indebtedness or equity with respect to any Mortgaged Property.

Section 9.04. Principal Place of Business.
Borrower shall not change its principal place of business, state of formation, legal name or the location of its books and records, each as set forth in the Certificate of Borrower Parties, without first giving thirty (30) days’ prior written notice to Lender.
Section 9.05. Condominiums.
Borrower shall not submit any Mortgaged Property to a condominium regime during the Term of this Agreement.
Section 9.06. Restrictions on Distributions.
Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests as such if, at the time of such distribution, a Potential Event of Default that may reasonably be expected to result in a Material Adverse Effect or an Event of Default has occurred and remains uncured.
Section 9.07. No Hedging Arrangements.
Without the prior written consent of Lender, or unless otherwise required by the Pledge, Interest Rate Cap Agreement, Borrower will not enter into or guarantee, provide security for or otherwise undertake any form of contingent obligation with respect to any Hedging Arrangement.
Section 9.08. Confidentiality of Certain Information.
Borrower Parties shall not disclose any terms, conditions, underwriting requirements or underwriting procedures of this Agreement or any of the Loan Documents; provided, however, that such confidential information may be disclosed (A) as required by law or pursuant to generally accepted accounting procedures, (B) to officers, directors, employees, agents, partners, attorneys, accountants, engineers and other consultants of Borrower Parties who need to know such information, provided such Persons are instructed to treat such information confidentially, (C) to any regulatory authority having jurisdiction over a Borrower Party, (D) in connection with any filings with the Securities and Exchange Commission or other Governmental Authorities, or (E) to any other Person to which such delivery or disclosure may be necessary or appropriate (1) in compliance with any law, rule, regulation or order applicable to a Borrower Party, or (2) in response to any subpoena or other legal process or information investigative demand. Borrower permits Lender to disclose all financial and other information received from or on behalf of Borrower to Fannie Mae in connection with the assignment of the Term Loan. Borrower may freely disclose any information that Borrower has previously disclosed in connection with any filings with the Securities and Exchange Commission or other Governmental Authorities, that is generally available to the public.

ARTICLE 10
FEES
Section 10.01. Origination Fees.
(a) Initial Origination Fee. Borrower shall pay to Lender on the Initial Closing Date an origination fee (“Initial Origination Fee”) equal to [*].
(b) Reserved.
Section 10.02. Due Diligence Fees.
(a) Initial Due Diligence Fees. Borrower shall pay to Lender non-refundable due diligence fees (“Initial Due Diligence Fees”) with respect to each Initial Mortgaged Property in an amount equal to $5,000 per Initial Mortgaged Property. All Initial Due Diligence Fees shall have been paid prior to the Initial Closing Date and all third party costs and out-of-pocket fees and expenses incurred by Lender and Fannie Mae shall be paid by Borrower on the Initial Closing Date (or, if the proposed Initial Mortgaged Properties do not become part of the Collateral Pool, on demand).
(b) Additional Due Diligence Fees for Additional Collateral. Borrower shall pay to Lender non-refundable additional due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each proposed Substitute Mortgaged Property, in an amount equal to $5,000 per Substitute Mortgaged Property, which represents the estimated cost for due diligence expenses. All Additional Collateral Due Diligence Fees, third party costs and out-of-pocket fees and expenses incurred by Lender and Fannie Mae shall be paid by Borrower on the applicable Closing Date (or if the relevant proposed Substitute Mortgaged Property does not become part of a Collateral Pool, on demand) for the Substitute Mortgaged Property.
Section 10.03. Legal Fees and Expenses.
(a) Initial Legal Fees. Borrower shall pay, or reimburse Lender for, all out-of-pocket third party legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date of this Agreement.

*
Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

(b) Fees and Expenses Associated with Requests. Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket third party costs and expenses incurred by Lender, including the out-of-pocket legal fees and expenses incurred by Lender in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with each Request, the performance by Lender of any of its obligations with respect to the Request, the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to the Request, and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable costs and expenses in connection with a Request. The obligations of Borrower under this subsection shall be absolute and unconditional, regardless of whether the transaction requested in the Request actually occurs. Borrower shall pay such costs and expenses to Lender on the Closing Date for the Request, or, as the case may be, after demand by Lender when Lender determines that such Request will not close.
Section 10.04. Failure to Close any Request.
If Borrower makes a Request and fails to close on the Request for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae all damages incurred by Lender and Fannie Mae in connection with the failure to close.
ARTICLE 11
EVENTS OF DEFAULT
Section 11.01. Events of Default.
Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:
(a) the occurrence of a default under any Loan Document beyond the cure period, if any, set forth therein or an Event of Default under and as defined in any Loan Document; or
(b) the failure by Borrower to pay when due any amount payable by Borrower, beyond any applicable cure period, under any Note, any Security Instrument, this Agreement or any other Loan Document, including any fees, costs or expenses, provided that any payment relating to any fee, cost or expense that is not a scheduled payment must be paid (if not otherwise specified in the applicable Loan Document) within ten (10) days of written notice by Lender; or
(c) the failure by Borrower to perform or observe any covenant contained in Sections 8.02, 8.07, 8.12, 8.13, 8.14, 8.16, 8.17, 8.18, 8.20 and Article 9; or
(d) any warranty, representation or other written statement made by or on behalf of any Targeted Entity contained in this Agreement, any other Loan Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or

(e) (i) any Targeted Entity shall (A) commence a voluntary case (or, if applicable, or joint case) under any Chapter of the Bankruptcy Code (as now or hereafter in effect) or otherwise, (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts as they become due, (F) make a general assignment for the benefit of creditors, (G) assert that any Borrower or Guarantor (solely with respect to the Guaranty), has no liability or obligations under this Agreement or any other Loan Document to which it is a party; or (H) take any action for the purpose of effecting any of the foregoing; or
(ii) a case or other proceeding shall be commenced against any Targeted Entity in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of any Targeted Entity or of all or a substantial part of the property, domestic or foreign, of any Targeted Entity and any such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or any order granting the relief requested in any such case or proceeding against any Targeted Entity (including an order for relief under such Federal bankruptcy laws) shall be entered; or
(iii) any Targeted Entity files an involuntary petition against Borrower under any Chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement or readjustment of debt, dissolution, liquidation or similar proceeding relating to Borrower under the laws of any jurisdiction; or
(f) both (i) an involuntary petition under any Chapter of the Bankruptcy Code is filed against Borrower or Borrower directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Targeted Entity has acted in concert or conspired with such creditors of Borrower (other than Lender) to cause the filing thereof; or
(g) if any provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason cease to be valid and binding in accordance with its terms on Borrower or Guarantor, or shall be declared to be null and void, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by any Targeted Entity seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower or Guarantor (only with respect to the Guaranty) shall deny that it has any further liability or obligation hereunder or thereunder; or

(h) the execution by Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein (other than in connection with any Permitted Liens), or if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership thereof will not vest unconditionally in Borrower free from encumbrances, or if Borrower does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claim title to such materials, fixtures, or articles; or
(i) the failure by Borrower to comply with any requirement of any Governmental Authority by the time required by the Governmental Authority; or
(j) a dissolution or liquidation for any reason (whether voluntary or involuntary) of any Targeted Entity; or
(k) any judgment against Borrower, any attachment or other levy against any portion of Borrower’s assets with respect to a claim or claims in an amount in excess of $250,000 in the aggregate remains unpaid, unstayed on appeal undischarged, unbonded, not fully insured or undismissed for a period of ninety (90) days; or
(l) any judgment against Camden, any attachment or other levy against any portion of Camden’s assets with respect to a claim or claims in an amount in excess of $2,500,000 in the aggregate remains unpaid, unstayed on appeal, undischarged, unbonded, not fully insured or undismissed for a period of ninety (90) days; or
(m) the occurrence of a default under any Supplemental Loan beyond the cure period, if any, set forth therein or an event of default under and as defined in any Supplemental Loan Document; or
(n) the failure by Borrower or Guarantor to perform or observe any material term, covenant, condition or agreement hereunder, other than as contained in subsections (a) through (m) above, within thirty (30) days after receipt of notice from Lender identifying such failure, provided such period shall be extended for up to sixty (60) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within sixty (60) days after receipt of notice from Lender.
ARTICLE 12
REMEDIES
Section 12.01. Remedies; Waivers.
Upon the occurrence of an Event of Default, Lender may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by Borrower Party):
(a) by written notice to Borrower, to be effective upon dispatch, declare the principal of, and interest on, the Term Loan and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the principal of, and interest on, the Term Loan and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable.

(b) Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents.
(c) Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.
Section 12.02. Waivers; Rescission of Declaration.
Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver. This provision shall not be construed to permit the waiver of any condition to a Request otherwise provided for herein.
Section 12.03. Lender’s Right to Protect Collateral and Perform Covenants and Other Obligations.
If Borrower or Guarantor fails to perform the covenants and agreements contained in this Agreement or any of the other Loan Documents, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including disbursement of reasonable attorneys’ fees, entry upon the Mortgaged Property to make repairs and replacements, procurement of satisfactory insurance as provided in Section 5 of the Security Instrument encumbering the Mortgaged Property, and if the Security Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the ground lease. Any amounts disbursed by Lender pursuant to this Section, with interest thereon, shall become additional indebtedness of Borrower secured by the Loan Documents. Unless Borrower and Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the weighted average, as determined by Lender, of the interest rates in effect from time to time for the Term Loan unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. Nothing contained in this Section shall require Lender to incur any expense or take any action hereunder.
Section 12.04. No Remedy Exclusive.
Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.

Section 12.05. No Waiver.
No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default or Potential Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.
Section 12.06. No Notice.
To entitle Lender to exercise any remedy reserved to Lender in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents.
ARTICLE 13
INSURANCE, REAL ESTATE TAXES AND REPLACEMENT RESERVES
Section 13.01. Insurance and Real Estate Taxes.
(a) Insurance and Tax Escrow; Waiver. Borrower shall establish funds for taxes, insurance premiums and certain other charges for each Mortgaged Property in accordance with Section 7(a) of the Security Instrument for each Mortgaged Property. Notwithstanding the foregoing, so long as no Event of Default or Potential Event of Default has occurred, and with respect to the waiver of tax escrows only, so long as Camden has its long-term debt obligations rated at least “BBB” by S&P or “Baa2” by Moody’s, Lender hereby waives the obligations of Borrower under Section 7(a) of each Security Instrument with respect to the escrow of premiums for insurance and taxes (the “Required Escrow Payments”). During any period in which the obligation to pay the Required Escrow Payments has been waived pursuant to this Section 13.01, each Borrower shall: (i) pay taxes, (ii) pay insurance premiums with respect to the insurance policy meeting the requirements of the Security Instrument for each Mortgaged Property, (iii) not later than fifteen (15) days prior to the expiration date of such policy send Lender copies of binding quotes received by Camden which set forth the gross pre-tax premiums for new or renewal insurance policies, complete information on who is providing the insurance and to whom the premiums are due, evidence of Camden’s acceptance of such quotes or renewals, certified copies of evidence of insurance effective on or prior to the expiration date of the old existing policy, (iv) not later than thirty five (35) days after the then-current expiration date of the insurance policy, send Lender paid receipts or other documentation satisfactory to Lender evidencing that the premiums for such new or renewal insurance policies have been paid, (v) send Lender invoices and paid receipts, or other documentation satisfactory to Lender, evidencing payment of such taxes on the date such taxes are due and payable, (vi) provide to Lender written proof at least fifteen (15) days prior to the then-current expiration date of the insurance policy, certified by the insurance provider, that such policy has been extended for a period of at least one (1) year, and (vii) include all payments of insurance premiums and taxes in its monthly and annual property income and expense data. In the event that the rating of the long-term debt obligations of Camden falls below “BBB” by S&P and below “Baa2” by Moody’s, Borrower shall notify Lender of such downgrade within two (2) business days and Borrower shall have fifteen (15) days to deliver a Letter of Credit to Lender as set forth in Section 13.04 or deposit funds with Lender, in accordance with this Agreement and the Security Instruments, for tax escrows.

(b) Revocation of Waiver. Lender’s waiver of the Required Escrow Payments shall, at the option of Lender, be revoked upon the occurrence of any of the following events:
(i) the occurrence of an Event of Default or a Potential Event of Default; or
(ii) any Borrower shall fail to perform its obligations under Section 13.01(a).
(iii) failure by any Borrower to (A) participate in a blanket insurance policy that complies with Fannie Mae’s insurance requirements and (B) annually furnish signed insurance binders to Lender within fifteen (15) days prior to the insurance renewal date.
(c) Upon Lender’s revocation of its waiver of the Required Escrow Payments, Borrower’s obligations under Section 7(a) of each of the Security Instruments shall immediately be reinstated.
Section 13.02. Replacement Reserves.
Borrower shall execute a Replacement Reserve Agreement for the Mortgaged Properties and shall (unless waived by Lender) make all deposits for replacement reserves in accordance with the terms of the Replacement Reserve Agreement.
Section 13.03. Completion/Repair Reserves.
Borrower shall execute a Completion/Repair and Security Agreement for the Mortgaged Properties and shall (unless waived by Lender) make all deposits for reserves in accordance with the terms of the Completion/Repair and Security Agreement.
Section 13.04. Tax Escrows — Letter of Credit.
(a) In the event that Borrower shall be required to make monthly escrow payments for taxes, Borrower may, upon written notice to Lender, elect to provide in lieu of the required deposits for taxes a Letter of Credit in accordance with this subsection and pursuant to Section 6.15 of this Agreement. Any Letter of Credit delivered to Fannie Mae in accordance with this subsection shall be a clean, irrevocable Letter of Credit, naming Fannie Mae as beneficiary, in the amount equal to the highest aggregate amount of any tax balance for the Mortgaged Property on an annual basis, which amount shall be determined in Fannie Mae’s sole discretion (the “Maximum Escrow Amount”).

(b) Administrative Fee. For so long as Lender or Fannie Mae is holding the Letter of Credit in accordance with this Section 13.04, Borrower shall pay Lender a nonrefundable annual administrative fee in an amount equal to $500 per Mortgaged Property for which a Letter of Credit has been delivered to Fannie Mae in lieu of making monthly escrow payments for taxes (the “LOC Fee”). Such LOC Fee shall be paid by Borrower in advance of the effective date of the Letter of Credit and shall not be prorated if the Letter of Credit is returned prior to time period set forth in Section 13.04(d)(2) hereof.
(c) Letter of Credit as Additional Collateral. Borrower agrees that the Letter of Credit provides collateral for each Note and all Obligations in addition to the lien of each Security Instrument.
(d) Conditions for Providing and Holding Letter of Credit.
(1) Period During Which Borrower Must Provide Letter of Credit. Until the earliest of (i) payment in full of all Obligations and sums secured by each Security Instrument, or (ii) the date that Fannie Mae fully draws on the Letter of Credit as permitted by this Agreement, Borrower shall renew, amend or replace the Letter of Credit in accordance with the terms of this Agreement to ensure that the Letter of Credit remains in effect and does not expire or shall provide cash to Fannie Mae in the amount of tax escrow deposits which would have been required at the time if Borrower had not elected to furnish the Letter of Credit at least fifteen (15) days prior to the date the Letter of Credit terminates.
(2) Return of the Letter of Credit or the Proceeds Thereof. Fannie Mae shall return the Letter of Credit, or the proceeds of any draws on such Letter of Credit (less all amounts which have been applied by Fannie Mae pursuant to the terms of this Section) to Borrower within five (5) business days after the date on which Fannie Mae releases the lien of all of the Security Instruments.
(3) Adjustment of the Letter of Credit. Borrower shall deliver to Fannie Mae copies of the paid bills and notices of assessments for Taxes for each Mortgaged Property within thirty (30) days after the date on which the Taxes are due and payable. Not more than one time each calendar year, Borrower shall, promptly after receipt of notice from Fannie Mae, deliver to Fannie Mae an amendment or replacement of the Letter of Credit in the Maximum Escrow Amount for the then-current calendar year, as such yearly amount is reasonably determined by Fannie Mae pursuant to this Agreement.
(e) Renewal or Replacement of Letter of Credit.

(1) Renewal or Replacement. At least fifteen (15) days prior to the expiration date of the Letter of Credit, Borrower shall either (i) cause the Letter of Credit to be amended to extend its expiration date, (ii) furnish a replacement Letter of Credit or (iii) provide cash to Fannie Mae in the amount of tax escrow deposits which would have been required at the time if Borrower had not elected to furnish the Letter of Credit.
(2) Draw on Letter of Credit. If Borrower does not provide an amendment to, or replacement of, the Letter of Credit when required pursuant to paragraph (1) above or provide the amount of cash referenced in paragraph (1) above or the long-term obligations of the LOC Bank are downgraded as set forth in Section 6.15(b)(iii) of this Agreement, Fannie Mae shall draw the full amount of the Letter of Credit and hold the funds in escrow pursuant to Section 7(b) of the Security Instrument.
(f) (1) Remedies. If an Event of Default or Potential Event of Default has occurred, Fannie Mae may apply the proceeds of the Letter of Credit in its discretion pursuant to Section 6.15 of this Agreement.
(2) No Obligation to Apply Proceeds; No Cure. Nothing in this Section shall obligate Fannie Mae to apply all or any portion of the proceeds of the Letter of Credit to cure any default under the Loan Documents or to reduce the indebtedness evidenced by any Note. No application of proceeds of the Letter of Credit by Fannie Mae shall be deemed to cure any default.
ARTICLE 14
LIMITS ON PERSONAL LIABILITY
Section 14.01. Personal Liability to Borrower.
Except as otherwise provided in this Article 14, Borrower shall have no personal liability under the Loan Documents for the repayment of any Indebtedness or for the performance of any other Obligations of Borrower under the Loan Documents, and Lender’s only recourse for the satisfaction of the Indebtedness and the performance of such Obligations shall be Lender’s exercise of its rights and remedies with respect to the Mortgaged Properties and any other Collateral held by Lender as security for the Indebtedness.
(a) Exceptions to Limits on Personal Liability. Borrower shall be personally liable to Lender for the repayment of a portion of the Term Loan and other amounts due under the Loan Documents equal to any loss, expense, cost, liability or damage suffered by Lender as a result of or in any manner relating to (i) failure of Borrower to pay to Lender upon demand after an Event of Default all Rents received by Borrower or its property manager to which Lender is entitled under Section 3(a) of the Security Instrument encumbering the Mortgaged Property and the amount of all security deposits held by Borrower from tenants then in residence; (ii) failure of Borrower to apply all insurance proceeds, condemnation proceeds or security deposits from tenants as required by the Security Instrument encumbering the Mortgaged Property; (iii) failure of such Borrower to comply with its obligations under the Loan Documents with respect to the delivery of books and records and financial statements; (iv) fraud or intentional material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower in connection with the application for or creation of the Obligations or any request for any action or consent by Lender; (v) any and all indemnification obligations contained in Section 18 of any Security Instrument; (vi) the litigation against Camden Property Trust and Camden Builders Inc., filed by the Equal Rights Center in the United States District Count for the District of Maryland as Case No. PJM 07 CV 2357 with respect to the Fair Housing Act and the Americans with Disabilities Act and the litigation against Camden Development, Inc. filed by Meredith Ponce as a class action complaint in Los Angeles County, California alleging that late fees charged constituted unlawful penalties; (vii) a Camden Summit Bankruptcy Event, or (viii) failure to apply Rents, first, to the payment of reasonable operating expenses and then to amounts (“Debt Service Amounts”) payable under the Loan Documents (except that Borrower will not be personally liable to the extent that Borrower lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding, or with respect to Rents of a Mortgaged Property that are distributed in any Calendar Quarter if Borrower has paid all operating expenses and Debt Service Amounts for the preceding Calendar Quarter). For purposes of this subsection (a), the term “Rents” shall have the meaning given to such term in the Security Instrument.

As used in this Subsection, the term “Camden Summit Bankruptcy Event” means any one or more of the following events:
(A)
Camden Summit (i) commences a voluntary case (or, if applicable, a joint case) under any chapter of the Bankruptcy Code or otherwise or consents to or fails to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any chapter of the Bankruptcy Code or otherwise, (ii) institutes (by petition, application, answer, consent or otherwise) any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, consents to or acquiesces in the appointment of any receiver, liquidator, custodian, sequestrator, trustee or similar officer for it or for all or any substantial part of the Mortgaged Properties or (v) admits in writing its inability to pay its debts generally as they mature.

(B)
Any Borrower, any Affiliate of Borrower, Camden or any Affiliate of Camden files an involuntary petition against Camden Summit under any chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to Camden Summit under the laws of any jurisdiction.

(C)
Both (i) an involuntary petition under any chapter of the Bankruptcy Code is filed against Camden Summit, or Camden Summit directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Borrower, any Affiliate of Borrower, Camden or any Affiliate of Camden has acted in concert or conspired with such creditors of Camden Summit (other than Fannie Mae or Lender) to cause the filing thereof.

(a) Full Recourse. Borrower shall be personally liable to Lender for the payment and performance of all Obligations upon the occurrence of any of the following Events of Default: Borrower acquisition of any property or operation of any business not permitted by Section 33 of any Security Instrument; or a Transfer that is an Event of Default under Section 21 of any Security Instrument; or a Bankruptcy Event.

As used in this Subsection, the term “Bankruptcy Event” means any one or more of the following events:
(A)
Any Borrower (i) commences a voluntary case (or, if applicable, a joint case) under any chapter of the Bankruptcy Code or otherwise or consents to or fails to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any chapter of the Bankruptcy Code or otherwise, (ii) institutes (by petition, application, answer, consent or otherwise) any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, consents to or acquiesces in the appointment of any receiver, liquidator, custodian, sequestrator, trustee or similar officer for it or for all or any substantial part of the Mortgaged Properties or (v) admits in writing its inability to pay its debts generally as they mature.

(B)
Any Borrower, any Affiliate of Borrower, any Guarantor or any Affiliate of Guarantor files an involuntary petition against any Borrower under any chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to Borrower under the laws of any jurisdiction.

(C)
Both (i) an involuntary petition under any chapter of the Bankruptcy Code is filed against any Borrower, or any Borrower directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Borrower, any Affiliate of Borrower, any Guarantor or any Affiliate of Guarantor has acted in concert or conspired with such creditors of Borrower (other than Fannie Mae or Lender) to cause the filing thereof.

(b) Miscellaneous. To the extent that Borrower has personal liability under this Section, or Guarantor has liability under the Guaranty, such liability shall be joint and several and Lender may exercise its rights against Borrower or Guarantor personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under the Loan Documents or Applicable Law. For purposes of this Article, the term “Mortgaged Property” shall not include any funds that have been applied by Borrower as required or permitted by the Loan Documents prior to the occurrence of an Event of Default, or are owned by Borrower or Guarantor and which Borrower was unable to apply as required or permitted by the Loan Documents because of a bankruptcy, receivership, or similar judicial proceeding.

Section 14.02. Additional Borrowers.
If the owner of a Substitute Mortgaged Property is an Additional Borrower, the owner of such Substitute Mortgaged Property, must demonstrate to the satisfaction of Lender that:
(i)	the Additional Borrower is a Single-Purpose entity; and

(ii)	the Additional Borrower is directly or indirectly wholly-owned by either Guarantor.
In addition, on the Closing Date of the addition of a Substitute Mortgaged Property, the owner of such Substitute Mortgaged Property, if such owner is an Additional Borrower, shall become a party to the Contribution Agreement in a manner satisfactory to Lender, shall deliver a Certificate of Borrower Parties in form and substance satisfactory to Lender, and execute and deliver, along with the other Borrowers, Variable Notes and/or Fixed Notes. Any Additional Borrower of a Substitute Mortgaged Property which becomes added to the Collateral Pool shall be a Borrower for purposes of this Agreement and shall execute and deliver to Lender an amendment adding such Additional Borrower as a party to this Agreement and revising the Exhibits hereto, as applicable, to reflect the Substitute Mortgaged Property and Additional Borrower, in each case satisfactory to Lender.
Upon the release of a Mortgaged Property, the Borrower that owns such Release Mortgaged Property shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents, except for any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release or for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination.
Section 14.03. Borrower Agency Provisions.
(a) In the event an Additional Borrower becomes a party to this Agreement, each Borrower shall irrevocably designate the Borrower Agent to be its agent and in such capacity to receive on behalf of the Borrower all proceeds, receive all notices on behalf of Borrower under this Agreement, make all requests under this Agreement, and execute, deliver and receive all instruments, certificates, requests, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes the Lender to pay over all loan proceeds hereunder in accordance with the request of the Borrower Agent. Each Borrower hereby acknowledges that all notices required to be delivered by Lender to any Borrower shall be delivered to the Borrower Agent and thereby shall be deemed to have been received by such Borrower.
(b) The handling of this Term Loan as a co-borrowing loan with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to each of Borrower and Guarantor and is at their mutual request. Lender shall not incur liability to Borrower or Guarantor as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies the Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the Borrower Agent handling of the financing arrangements of Borrower as provided herein, reliance by Lender on any request or instruction from Borrower Agent or any other action taken by the Lender with respect to this Section 14.03 except due to willful misconduct or gross negligence of the indemnified party.

Section 14.04. Joint and Several Obligation; Cross-Guaranty.
Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary (but subject to the provisions of Section 14.01, the last sentence of this Section 14.04 and the provisions of Section 14.11), each Borrower shall have joint and several liability for all Obligations. Notwithstanding the intent of all of the parties to this Agreement that all Obligations of each Borrower under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower, each Borrower, on a joint and several basis, hereby irrevocably guarantees on a non-recourse basis, subject to the exceptions to non-recourse provisions of Section 14.01, to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Borrower. Each Borrower agrees that its nonrecourse guaranty obligation hereunder is an unconditional guaranty of payment and performance and not merely a guaranty of collection. The Obligations of each Borrower under this Agreement shall not be subject to any counterclaim, set-off, recoupment, deduction, cross-claim or defense based upon any claim any Borrower may have against Lender or any other Borrower; provided, however, that upon the release of a Mortgaged Property, the Borrower which owns such Release Mortgaged Property shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents, except for any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release or for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination.
Section 14.05. Waivers With Respect to Other Borrower Secured Obligation.
To the extent that a Security Instrument or any other Loan Document executed by one Borrower secures an Obligation of another Borrower (the “Other Borrower Secured Obligation”), and/or to the extent that a Borrower has guaranteed the debt of another Borrower pursuant to Article 14, Borrower who executed such Loan Document and/or guaranteed such debt (the “Waiving Borrower”) hereby agrees as follows:
(a) The Waiving Borrower hereby waives any right it may now or hereafter have to require the beneficiary, assignee or other secured party under such Loan Document, as a condition to the exercise of any remedy or other right against it thereunder or under any other Loan Document executed by the Waiving Borrower in connection with the Other Borrower Secured Obligation: (i) to proceed against the other Borrower or any other person, or against any other collateral assigned to Lender by either Borrower or any other person; (ii) to pursue any other right or remedy in Lender’s power; (iii) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to Lender by the other Borrower or any other person (other than the Waiving Borrower), or otherwise to comply with Section 9615 of the California Commercial Code (as modified or recodified from time to time) with respect to any such personal property collateral located in the State of California; or (iv) to make or give (except as otherwise expressly provided in the Security Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with the Other Borrower Secured Obligation or any collateral (other than the Collateral described in such Security Document) for the Other Borrower Secured Obligation.

(b) The Waiving Borrower hereby waives any defense it may now or hereafter have that relates to: (i) any disability or other defense of the other Borrower or any other person; (ii) the cessation, from any cause other than full performance, of the Other Borrower Secured Obligation; (iii) the application of the proceeds of the Other Borrower Secured Obligation, by the other Borrower or any other person, for purposes other than the purposes represented to the Waiving Borrower by the other Borrower or otherwise intended or understood by the Waiving Borrower or the other Borrower; (iv) any act or omission by Lender which directly or indirectly results in or contributes to the release of the other Borrower or any other person or any collateral for any Other Borrower Secured Obligation; (v) the unenforceability or invalidity of any Security Document or Loan Document (other than the Security Instrument executed by the Waiving Borrower that secures the Other Borrower Secured Obligation) or guaranty with respect to any Other Borrower Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any Lien (other than the Lien of such Security Instrument) which secures any Other Borrower Secured Obligation; (vi) any failure of Lender to marshal assets in favor of the Waiving Borrower or any other person; (vii) any modification of any Other Borrower Secured Obligation, including any renewal, extension, acceleration or increase in interest rate; (viii) any and all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Waiving Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (ix) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (x) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (xi) the election by Lender, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code; (xii) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code; (xiii) any use of cash collateral under Section 363 of the Bankruptcy Code; or (xiv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person. The Waiving Borrower further waives any and all rights and defenses that it may have because the Other Borrower Secured Obligation is secured by real property; this means, among other things, that: (A) Lender may collect from the Waiving Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; (B) if Lender forecloses on any real property collateral pledged by the other Borrower, then (1) the amount of the Other Borrower Secured Obligation may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Lender may foreclose on the real property encumbered by the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation even if Lender, by foreclosing on the real property collateral of the Other Borrower, has destroyed any right the Waiving Borrower may have to collect from the Other Borrower. Subject to the last sentence of Section 14.04, the foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses the Waiving Borrower may have because the Other Borrower Secured Obligation is secured by real property. These rights and defenses being waived by the Waiving Borrower include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Without limiting the generality of the foregoing or any other provision hereof, the Waiving Borrower further expressly waives, except as provided in Section 14.05(g) below, to the extent permitted by law any and all rights and defenses that might otherwise be available to it under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

(c) The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation shall be and remain in full force and effect even if the other Borrower had no liability at the time of incurring the Other Borrower Secured Obligation, or thereafter ceases to be liable. The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so the Waiving Borrower’s liability may be larger in amount and more burdensome than that of the other Borrower. The Waiving Borrower hereby waives the benefit of all principles or provisions of law that are or might be in conflict with the terms of any of its waivers, and agrees that the Waiving Borrower’s waivers shall not be affected by any circumstances that might otherwise constitute a legal or equitable discharge of a surety or a guarantor. The Waiving Borrower hereby waives the benefits of any right of discharge and all other rights under any and all statutes or other laws relating to guarantors or sureties, to the fullest extent permitted by law, diligence in collecting the Other Borrower Secured Obligation, presentment, demand for payment, protest, all notices with respect to the Other Borrower Secured Obligation that may be required by statute, rule of law or otherwise to preserve Lender’s rights against the Waiving Borrower hereunder, including notice of acceptance, notice of any amendment of the Loan Documents evidencing the Other Borrower Secured Obligation, notice of the occurrence of any default or Event of Default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, notice of the incurring by the other Borrower of any obligation or indebtedness and all rights to require Lender to (i) proceed against the other Borrower, (ii) proceed against any general partner of the other Borrower, (iii) proceed against or exhaust any collateral held by Lender to secure the Other Borrower Secured Obligation, or (iv) if the other Borrower is a partnership, pursue any other remedy it may have against the other Borrower, or any general partner of the other Borrower, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.
(d) The Waiving Borrower understands that the exercise by Lender of certain rights and remedies contained in a Security Instrument executed by the Other Borrower (such as a nonjudicial foreclosure sale) may affect or eliminate the Waiving Borrower’s right of subrogation against the Other Borrower and that the Waiving Borrower may therefore incur a partially or totally nonreimburseable liability. Nevertheless, the Waiving Borrower hereby authorizes and empowers Lender to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, that may then be available, since it is the intent and purpose of the Waiving Borrower that its waivers shall be absolute, independent and unconditional under any and all circumstances.

(e) In accordance with Section 2856 of the California Civil Code, the Waiving Borrower also waives any right or defense based upon an election of remedies by Lender, even though such election (e.g., nonjudicial foreclosure with respect to any collateral held by Lender to secure repayment of the Other Borrower Secured Obligation) destroys or otherwise impairs the subrogation rights of the Waiving Borrower to any right to proceed against the other Borrower for reimbursement, or both, by operation of Section 580d of the California Code of Civil Procedure or otherwise.
(f) Subject to the last sentence of Section 14.04, in accordance with Section 2856 of the California Civil Code, the Waiving Borrower waives any and all other rights and defenses available to the Waiving Borrower by reason of Sections 2787 through 2855, inclusive, of the California Civil Code, including any and all rights or defenses the Waiving Borrower may have by reason of protection afforded to the other Borrower with respect to the Other Borrower Secured Obligation pursuant to the antideficiency or other laws of the State of California limiting or discharging the Other Borrower Secured Obligation, including Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure.
(g) In accordance with Section 2856 of the California Civil Code and pursuant to any other Applicable Law, the Waiving Borrower agrees to withhold the exercise of any and all subrogation, contribution and reimbursement rights against Borrower, against any other person, and against any collateral or security for the Other Borrower Secured Obligation, including any such rights pursuant to Sections 2847 and 2848 of the California Civil Code, until the Other Borrower Secured Obligation has been indefeasibly paid and satisfied in full, all obligations owed to Lender under the Loan Documents have been fully performed, and Lender has released, transferred or disposed of all of its right, title and interest in such collateral or security.

(h) Each Borrower hereby irrevocably and unconditionally agrees that, notwithstanding Section 14.05(g) hereof, in the event, and to the extent, that its agreement and waiver set forth in Section 14.05(g) is found by a court of competent jurisdiction to be void or voidable for any reason and such Borrower has any subrogation or other rights against any other Borrower, any such claims, direct or indirect, that such Borrower may have by subrogation rights or other form of reimbursement, contribution or indemnity, against any other Borrower or to any security or any such Borrower, shall be, and such rights, claims and indebtedness are hereby, deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations. Until payment and performance in full with interest (including post-petition interest in any case under any chapter of the Bankruptcy Code) of the Obligations, each Borrower agrees not to accept any payment or satisfaction of any kind of Indebtedness of any other Borrower in respect of any such subrogation rights arising by virtue of payments made pursuant to this Article 14, and hereby assigns such rights or indebtedness to Lender, including (i) the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code and (ii) the right to vote on any plan of reorganization. In the event that any payment on account of any such subrogation rights shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected should be turned over to Lender for application to the Obligations.
(i) At any time without notice to the Waiving Borrower, and without affecting or prejudicing the right of Lender to proceed against the Collateral described in any Loan Document executed by the Waiving Borrower and securing the Other Borrower Secured Obligation, (i) the time for payment of the principal of or interest on, or the performance of, the Other Borrower Secured Obligation may be extended or the Other Borrower Secured Obligation may be renewed in whole or in part; (ii) the time for the other Borrower’s performance of or compliance with any covenant or agreement contained in the Loan Documents evidencing the Other Borrower Secured Obligation, whether presently existing or hereinafter entered into, may be extended or such performance or compliance may be waived; (iii) the maturity of the Other Borrower Secured Obligation may be accelerated as provided in the related Note or any other related Loan Document; (iv) the related Note or any other related Loan Document may be modified or amended by Lender and the Other Borrower in any respect, including an increase in the principal amount; and (v) any security for the Other Borrower Secured Obligation may be modified, exchanged, surrendered or otherwise dealt with or additional security may be pledged or mortgaged for the Other Borrower Secured Obligation.

(j) It is agreed among each Borrower and Lender that all of the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Loan Documents and that but for the provisions of this Article 14 and such waivers Lender would decline to enter into this Agreement.
Section 14.06. No Impairment.
Each Borrower agrees that the provisions of this Article 14 are for the benefit of Lender and their successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.
Section 14.07. Election of Remedies.
(a) Lender, in its discretion, may (a) bring suit against any one or more Borrowers, jointly and severally, without any requirement that Lender first proceed against any other Borrower or any other Person; (b) compromise or settle with any one or more Borrowers, or any other Person, for such consideration as Lender may deem proper; (c) release one or more Borrowers, or any other Person, from liability; and (d) otherwise deal with any Borrower and any other Person, or any one or more of them, in any manner, or resort to any of the Collateral at any time held by it for performance of the Obligations or any other source or means of obtaining payment of the Obligations, and no such action shall impair the rights of Lender to collect from any Borrower any amount guaranteed by any Borrower under this Article 14.
(b) If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its rights to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or any of the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be amount of the Obligations guaranteed under this Article 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

Section 14.08. Subordination of Other Obligations.
(a) Each Borrower hereby irrevocably and unconditionally agrees that all amounts payable from time to time to such Borrower by any other Borrower pursuant to any agreement, whether secured or unsecured, whether of principal, interest or otherwise, other than the amounts referred to in this Article 14 (collectively, the “Subordinated Obligations”), shall be and such rights, claims and indebtedness are, hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations; provided, however, that payments may be received by any Borrower in accordance with, and only in accordance with, the provisions of Section 14.08(b) hereof.
(b) Until the Obligations under all the Loan Documents have been finally paid in full or fully performed and all the Loan Documents have been terminated, each Borrower irrevocably and unconditionally agrees it will not ask, demand, sue for, take or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner whatsoever, any payment with respect to, or any security or guaranty for, the whole or any part of the Subordinated Obligations, and in issuing documents, instruments or agreements of any kind evidencing the Subordinated Obligations, each Borrower hereby agrees that it will not receive any payment of any kind on account of the Subordinated Obligations, so long as any of the Obligations under all the Loan Documents are outstanding or any of the terms and conditions of any of the Loan Documents are in effect; provided, however, that, notwithstanding anything to the contrary contained herein, if no Potential Event of Default or Event of Default has occurred and is continuing under any of the Loan Documents, then payments may be received by such Borrower in respect of the Subordinated Obligations in accordance with the stated terms thereof. Except as aforesaid, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of the Subordinated Obligations and hereby assigns such rights or indebtedness to Fannie Mae, including the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of Subordinated Obligations shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected shall be turned over to Lender upon demand.

Section 14.09. Insolvency and Liability of Other Borrower.
So long as any of the Obligations are outstanding, if a petition under any chapter of the Bankruptcy Code is filed by or against any Borrower (the “Subject Borrower”), each other Borrower (each, an “Other Borrower”) agrees to file all claims against the Subject Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in connection with indebtedness owed by the Subject Borrower and to assign to Lender all rights thereunder up to the amount of such indebtedness. In all such cases, the Person or Persons authorized to pay such claims shall pay to Lender the full amount thereof and Lender agrees to pay such Other Borrower any amounts received in excess of the amount necessary to pay the Obligations. Each Other Borrower hereby assigns to Lender all of such Other Borrower’s rights to all such payments to which such Other Borrower would otherwise be entitled but not to exceed the full amount of the Obligations. In the event that, notwithstanding the foregoing, any such payment shall be received by any Other Borrower before the Obligations shall have been finally paid in full, such payment shall be held in trust for the benefit of and shall be paid over to Lender upon demand. Furthermore, notwithstanding the foregoing, the liability of each Borrower hereunder shall in no way be affected by:
(a) the release or discharge of any other Borrower in any creditors’, receivership, bankruptcy or other proceedings; or
(b) the impairment, limitation or modification of the liability of any other Borrower or the estate of any other Borrower in bankruptcy resulting from the operation of any present or future provisions of any chapter of the Bankruptcy Code or other statute or from the decision in any court.
Section 14.10. Preferences, Fraudulent Conveyances, Etc.
If Lender is required to refund, or voluntarily refunds, any payment received from any Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including without limitation any judgment, order or decree of any court or administrative body having jurisdiction over any Borrower or any of its property, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, or any statement or compromise of any claim effected by Lender with any Borrower or any other claimant (a “Rescinded Payment”), then each other Borrower’s liability to Lender shall continue in full force and effect, or each other Borrower’s liability to Lender shall be reinstated and renewed, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any of the Loan Documents, and regardless of whether Lender contested the order requiring the return of such payment. In addition, each other Borrower shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any claim that a payment received by Lender in respect of all or any part of the Obligations must be refunded. The provisions of this Section 14.10 shall survive the termination of the Loan Documents and any satisfaction and discharge of any Borrower by virtue of any payment, court order or any federal or state law.

Section 14.11. Maximum Liability of Each Borrower.
Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if the obligations of any Borrower under this Agreement or any of the other Loan Documents or any Security Instruments granted by any Borrower are determined to exceed the reasonably equivalent value received by such Borrower in exchange for such obligations or grant of such Security Instruments under any Fraudulent Transfer Law (as hereinafter defined), then the liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under this Agreement or all the other Loan Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of Indebtedness to any other Borrower or any other Person that is an Affiliate of the other Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Borrower in respect of the Obligations) and after giving effect (as assets) to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to Applicable Law or pursuant to the terms of any agreement including the Contribution Agreement.
Section 14.12. Liability Cumulative; References to California Law.
The liability of each Borrower under this Article 14 is in addition to and shall be cumulative with all liabilities of such Borrower to Lender under this Agreement and all the other Loan Documents to which such Borrower is a party or in respect of any Obligations of any other Borrower.
All references in Article 14 to California law are only applicable if any Mortgaged Property is located in California.
ARTICLE 15
MISCELLANEOUS PROVISIONS
Section 15.01. Counterparts.
To facilitate execution, this Agreement may be executed in any number of counterparts. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one (1) or more counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 15.02. Amendments, Changes and Modifications.
This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.
Section 15.03. Payment of Costs, Fees and Expenses.
In addition to the payments required by Section 10.03 of this Agreement, Borrower shall pay, on demand, all reasonable third party out-of-pocket fees, costs, charges or expenses (including the fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:
(a) Any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into).
(b) Defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to any Mortgaged Property, any event, act, condition or circumstance in connection with any Mortgaged Property or the relationship between Lender and Borrower and Guarantor in connection with this Agreement or any of the transactions contemplated by this Agreement.
(c) The administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents.
(d) Any disclosure documents, including the reasonable fees and expenses of Lender’s attorneys and accountants.
Borrower shall also pay, on demand, any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Term Loan. However, Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, excess profits or similar tax on Lender. Any attorneys’ fees and expenses payable by Borrower pursuant to this Section shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. Any amounts payable by Borrower pursuant to this Section, with interest thereon if not paid when due, shall become additional indebtedness of Borrower secured by the Loan Documents. Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for the Term Loan unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. The provisions of this Section are cumulative with, and do not exclude the application and benefit to Lender of, any provision of any other Loan Document relating to any of the matters covered by this Section.

Section 15.04. Payment Procedure.
All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Lender before 1:00 p.m. (Eastern Standard Time) on the date when due.
Section 15.05. Payments on Business Days.
In any case in which the date of payment to Lender or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.
Section 15.06. Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.
NOTWITHSTANDING ANYTHING IN THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT AND THE NOTES, GUARANTOR UNDER THE GUARANTY, AND BORROWER AND GUARANTOR UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE UNIFORM COMMERCIAL CODE IN EFFECT FOR THE JURISDICTION IN WHICH THE BORROWERS’ ARE ORGANIZED. BORROWER AND GUARANTOR AGREE THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN THE DISTRICT OF COLUMBIA. THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN THE DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS. EACH OF BORROWER AND GUARANTOR IRREVOCABLY CONSENTS TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST EITHER OR ALL OF BORROWER AND GUARANTOR AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF EACH OF BORROWER AND GUARANTOR AND LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY EACH OF BORROWER AND GUARANTOR TO PERSONAL JURISDICTION WITHIN THE DISTRICT OF COLUMBIA. BORROWER AND GUARANTOR (I) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (II) WAIVE ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. FURTHER, EACH OF BORROWER AND GUARANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER AND/OR GUARANTOR THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY BORROWER AND GUARANTOR UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER’S AND GUARANTOR’S FREE WILL.

Section 15.07. Severability.
In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.
Section 15.08. Notices.
(a) Manner of Giving Notice. Each notice, direction, certificate or other communication hereunder (in this Section referred to collectively as “notices” and singly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:
(i) personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);
(ii) sent by Federal Express (or other similar reputable overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);

(iii) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (i) or (ii) above within two Business Days) (any notice so delivered shall be deemed to have been received on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day);
addressed to the parties as follows:
As to Borrower:
2009 COLP Community Owner, LLC
2009 CSP Community Owner, LLC
2009 CUSA Community Owner, LLC
2009 CPT Community Owner, LLC
Summit Russett, LLC
c/o Camden Property Trust
Three Greenway Plaza, Suite 1300
Houston, Texas 77046
Attention: Alex Jessett
Telecopy: (713) 354-2710

with a copy to:	Camden Property Trust Three Greenway Plaza, Suite 1300 Houston, Texas 77046 Attention: J. Robert Fisher Telecopy: (713) 354-2710

As to Lender:	Red Mortgage Capital, Inc. Two Miranova Place, 12th Floor Columbus, Ohio 43215 Attention: Servicing Manager Telecopy: (614) 857-1620

with a copy to Servicer:	Red Mortgage Capital, Inc. Two Miranova Place, 12th Floor Columbus, Ohio 43215 Attention: Director, Loan Servicing and Asset Management Telecopy: (614) 857-1610

with a copy to:	Arent Fox LLP 1675 Broadway New York, New York 10019 Attention: David L. Dubrow, Esq. Telecopy: (212) 484-3990

As to Fannie Mae:	Fannie Mae 3900 Wisconsin Avenue, N.W. Washington, D.C. 20016-2899 Attention: Vice President for Multifamily Asset Management Telecopy No.: (301) 280-2064

with a copy to Servicer:	Red Mortgage Capital, Inc. Two Miranova Place, 12th Floor Columbus, Ohio 43215 Attention: Director, Loan Servicing and Asset Management Telecopy: (614) 857-1610

with a copy to:	Arent Fox LLP 1675 Broadway New York, NY 10019 Attention: David L. Dubrow, Esq. Telecopy No.: (212) 484-3990
(b) Change of Notice Address. Any party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt. Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.
Section 15.09. Further Assurances and Corrective Instruments.
(a) Further Assurances. To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may reasonably request and as may be required in the opinion of Lender or its counsel to effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.

(b) Further Documentation. Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Term Loan, Borrower shall provide, or cause to be provided to Lender, at Borrower’s cost and expense, such documentation or information. Borrower shall execute and deliver to Lender such documentation, including but not limited to any amendments, corrections, deletions or additions to the Notes, the Security Instruments or the other Loan Documents as is reasonably required by Lender.
(c) Compliance with Investor Requirements. Without limiting the generality of subsection (a), Borrower shall comply with the reasonable requirements of Lender to enable Lender to sell the MBS backed by a Fixed Loan.
Section 15.10. Term of this Agreement.
This Agreement shall continue in effect until the Termination Date.
Section 15.11. Assignments; Third-Party Rights.
No Borrower shall assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender. Lender may assign its rights under this Agreement separately or together, without Borrower’s consent, but may not delegate its obligations under this Agreement unless it first receives Fannie Mae’s written approval. Lender shall first assign its rights under this Agreement separately or together, without Borrower’s consent, to Fannie Mae. Upon assignment to Fannie Mae, Fannie Mae shall be permitted to further assign its rights under this Agreement subject to Section 9.08 of this Agreement.
Section 15.12. Headings.
Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 15.13. General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in Appendix I and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and the word “including” means “including, but not limited to.”

Section 15.14. Interpretation.
The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents. Accordingly, the parties agree that any rule of construction that disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto.
Section 15.15. Standards for Decisions, Etc.
Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion. Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.
Section 15.16. Decisions in Writing.
Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.
Section 15.17. Requests.
Borrower may submit up to a total of four (4) Requests per Calendar Year.
Section 15.18. Conflicts Between Agreements.
Any terms and conditions contained in this Agreement that may also be contained in another Loan Document are not, to the extent reasonably practicable, to be construed to be in conflict with each other but rather is construed as duplicative, confirming, additional, or cumulative provisions. To the extent that, in the interpretation of this Agreement, any ultimate conflict between the terms and conditions of this Agreement and those set forth in another Loan Document is determined to exist, the terms and conditions of this Agreement are to control.
(Signatures appear on following pages)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER: SUMMIT RUSSETT, LLC, a Delaware limited liability company
By:
Name:
Title:

2009 CPT COMMUNITY OWNER, LLC, a Delaware limited liability company
By:
Name:
Title:

2009 CUSA COMMUNITY OWNER, LLC, a Delaware limited liability company
By:
Name:
Title:

2009 CSP COMMUNITY OWNER, LLC, a Delaware limited liability company
By:
Name:
Title:

2009 COLP COMMUNITY OWNER, LLC, a Delaware limited liability company
By:
Name:
Title:
[Signatures continue on following page.]

GUARANTOR: CAMDEN PROPERTY TRUST, a Texas real estate investment trust
By:
Name:
Title:
[Signatures continue on following page.]

LENDER: RED MORTGAGE CAPITAL, INC., an Ohio corporation
By:
	Name:	R. Barth Kallmerten
	Title:	Senior Managing Director

APPENDIX I
DEFINITIONS
For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:
“Acquiring Person” means a “person” or “group of persons” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.
“Additional Borrower” means the owner of a Substitute Mortgaged Property, which entity has been approved by Lender and becomes a Borrower under the Agreement and the applicable Loan Documents and their permitted successors and assigns.
“Additional Collateral” shall have the meaning set forth in Section 6.13.
“Additional Collateral Due Diligence Fees” means the due diligence fees paid by Borrower to Lender with respect to each Substitute Mortgaged Property, as set forth in Section 10.02(b).
“Adjustable Rate” in connection with a particular Variable Loan has the meaning given such term in the applicable Variable Note.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.
“Aggregate Debt Service Coverage Ratio” means, for any specified date, the ratio (expressed as a percentage) of—
(a) the aggregate of the Net Operating Income for the Mortgaged Properties
to
(b) the Facility Debt Service on the specified date.
“Aggregate Loan to Value Ratio” means, for any specified date, the ratio (expressed as a percentage) of—
(a)	the amount of the Term Loan Outstanding and Supplemental Loan Outstanding on the specified date, to

Appendix I-1

(b)	the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.
“Agreement” means this Master Credit Facility Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, including all Recitals and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.
“Allocable Loan Amount” means the portion of the Term Loan allocated to a particular Mortgaged Property by Lender in accordance with the Agreement. The initial Allocable Loan Amount for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.
“Amortization Period” means a period of thirty (30) years.
“Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by the Agreement or any of the other Loan Documents.
“Appraisal” means an appraisal of Multifamily Residential Property conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae and accepted by Lender.
“Appraised Value” means the value set forth in an Appraisal.
“Assignment and Subordination of Management Agreement” means the Master Assignment and Subordination of Management Agreement required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.
“Assignment of Leases and Rents” means an Assignment of Leases and Rents, required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.

Appendix I-2

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” shall have the meaning set forth in Section 14.01(b).
“Borrower” means individually and collectively, the Initial Borrower and any Additional Borrower becoming a party to the Agreement and other Loan Documents and shall exclude any Borrower that no longer owns any Mortgaged Property on account of the release of a Mortgaged Property.
“Borrower Agent” means Camden.
“Borrower Parties” means collectively, Borrower and Guarantor.
“Business Day” means a day on which Fannie Mae and Servicer is open for business.
“Calendar Quarter” means, with respect to any year, any of the following three month periods: (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.
“Calendar Year” means the 12-month period from the first day of January to and including the last day of December, and each 12-month period thereafter.
“Camden” means Camden Property Trust, a Texas Real Estate Investment Trust organized under the laws of the State of Texas, and its permitted successors and assigns.
“Camden CPT Member” means 2009 CPT Community Owner Member, LLC, a Delaware limited liability company.
“Camden CSP Member” means 2009 CSP Community Owner Member, LLC, a Delaware limited liability company.
“Camden CUSA Member” means 2009 CUSA Community Owner Member, LLC, a Delaware limited liability company.
“Camden General Partner” means Camden Summit, Inc., the general partner of Camden Summit.
“Camden Legacy Park Member” means 2009 COLP Community Owner Member, LLC, a Delaware limited liability company.
“Camden OP” means Camden Operating, L.P., a Delaware limited partnership.
“Camden Summit” means Camden Summit Partnership, L.P., a Delaware limited partnership.
“Camden USA” means Camden USA, Inc., a Delaware corporation.

Appendix I-3

“Capitalization Rate” means, for each Mortgaged Property, a capitalization rate selected by Lender for use in determining the Valuations, which rate is determined as set forth in Section 2.01(b).
“Cash Collateral Account” means the cash collateral account established pursuant to the Cash Collateral Agreement.
“Cash Collateral Agreement” means a cash collateral, security and custody agreement by and among Fannie Mae, Borrower and a collateral agent for Fannie Mae in the form attached as Exhibit O to the Agreement, as the same may be amended, modified or supplemented from time to time.
“Cash Equivalents” means
(a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition (for the purposes of this definition, agency securities shall mean “Government Securities” within the meaning of the Investment Act of 1940 or Section 1.860G-2(a)(8)(1) of the Treasury Regulations); and
(b) certificates of deposit, time deposits, demand deposits, eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a term of not more than twelve (12) months, issued by any commercial bank having membership in the FDIC, or by any U.S. commercial lender (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having combined capital and surplus of not less than $100,000,000 whose short-term securities are rated at least A-1 by S&P or P-1 by Moody’s; and
(c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a term of not more than twelve (12) months; and
(d) the amount of available balances under any line of credit.
“Cash Interest Rate” means for any Variable Loan converted to Fixed Loan, a rate of interest, per annum, established by Fannie Mae for cash loans of similar characteristics then offered by Fannie Mae.
“Certificate of Borrower Parties” means that certain Master Certificate of Borrower Parties executed by Borrower and Camden as of the date hereof, and which must be executed and delivered by the Borrower Parties to Lender from time to time in accordance with the terms of this Agreement, the form of which certificate shall be the same or substantially similar to which Borrower and Camden execute as of the date hereof.
“Certificate of Camden Summit” means that certain Certificate of Guarantor executed by Camden Summit as of the date hereof, and which must be executed and delivered by Camden Summit to Lender from time to time in accordance with the terms of this Agreement, the form of which certificate shall be the same or substantially similar to which the Camden Summit executes as of the date hereof.

Appendix I-4

“Change of Control” means the earliest to occur of: (a) the date an Acquiring Person becomes (by acquisition, consolidation, merger or otherwise), directly or indirectly, the beneficial owner of more than 50% of the total Voting Equity Capital of Camden then outstanding or (b) the replacement (other than solely by reason of retirement at age sixty-two or older, death or disability) of more than 50% (or such lesser percentage as is required for decision-making by the board of directors or trustees, if applicable) of the members of the board of directors (or trustees, if applicable) of Camden over a one-year period where such replacement shall not have been approved by a vote of at least a majority of the board of directors (or trustees, if applicable) of Camden then still in office who either were members of such board of directors (or trustees, if applicable) at the beginning of such one-year period or whose election as members of the board of directors (or trustees, if applicable) was previously so approved or (c) Camden ceases to Control Camden USA or Camden General Partner or Camden CPT Member or (d) Camden General Partner ceases to Control Camden Summit or (e) Camden Summit ceases to Control Camden CSP Member or (f) Camden CSP Member ceases to Control 2009 CSP Community Owner, LLC or Summit Russett, LLC or (g) Camden USA ceases to Control Camden CUSA Member or CPT-GP, Inc. or (h) Camden CUSA Member ceases to Control 2009 CUSA Community Owner, LLC or (i) Camden CPT Member ceases to Control 2009 CPT Community Owner, LLC or (j) Camden OP ceases to Control Camden Legacy Park Member or (k) Camden Legacy Park Member ceases to Control 2009 COLP Community Owner, LLC or (l) CPT-GP, Inc. ceases to Control Camden OP or (m) Camden ceases to directly or indirectly Control each Borrower.
“Closing Date” means the Initial Closing Date and each date after the Initial Closing Date on which a transaction requested in a Request is required to take place.
“Collateral” means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.
“Collateral Pool” means all of the Collateral.
“Compliance Certificate” means a certificate of Borrower substantially in the form of Exhibit C to the Agreement.
“Completion/Repair and Security Agreement” means a Master Completion/Repair and Security Agreement required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.
“Confirmation of Guaranty” means a confirmation of the Guaranty executed by Guarantor in connection with any Request after the Initial Closing, substantially in the form of Exhibit B to the Agreement.

Appendix I-5

“Confirmation of Obligations” means a Confirmation of Obligations delivered in connection with the addition of a Substitute Mortgaged Property to the Collateral Pool or a release of a Release Mortgaged Property from the Collateral Pool, dated as of the Closing Date for each such activity, signed by Borrower and Guarantor, pursuant to which Borrower and Guarantor confirm their obligations under the Loan Documents, substantially in the form of Exhibit J to the Agreement.
“Contribution Agreement” means the Contribution Agreement by and among Initial Borrower and each Additional Borrower, as the same may be amended, restated, modified or supplemented from time to time.
“Controlled” (or any variation of such term) of one entity (the “controlled entity”) by another (the “controlling entity”) means that the controlling entity has the power and authority, directly or indirectly, to direct or cause the direction of the management and policies of the controlled entity, by contract or otherwise.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Conversion Documents” means the amendment to each Security Document, an amendment to the Variable Note, and other applicable Loan Documents, in form and substance satisfactory to Lender, reflecting the change in the Fixed Loan and the Variable Loan pursuant to Section 1.05.
“Conversion Request” means a written request, substantially in the form of Exhibit E to the Agreement, to convert all or any portion of the Variable Loan to a Fixed Loan pursuant to Section 1.05.
“Coverage and LTV Tests” mean, for any specified date, each of the following financial tests:
(a) The Aggregate Debt Service Coverage Ratio is not less than 1.35:1.0 with respect to the amount of the Fixed Loan and any fixed rate Supplemental Loan, and 1.10:1.0 with respect to the amount of the Variable Loan and any variable rate Supplemental Loan.
(b) The Aggregate Loan to Value Ratio does not exceed seventy percent (70%).
“Debt Service Amounts” shall have the meaning set forth in Section 14.01(a).
“Debt Service Coverage Ratio” means, for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —
(a) the Net Operating Income for the subject Mortgaged Property, as determined in accordance with this Agreement to

Appendix I-6

(b) the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that the amount of the Term Loan Outstanding shall be the Allocable Loan Amount and the amount of the Supplemental Loan Outstanding shall be the Supplemental Allocable Loan Amout, in each case for the subject Mortgaged Property.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Event of Default” means any event defined to be an “Event of Default” under Article 11.
“Facility Debt Service” means —
For use in determining the Aggregate Debt Service Coverage Ratio, for purposes of determining compliance with the Coverage and LTV Tests, and in connection with the underwriting of any substitution, release or conversion, the sum of:
the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the amount of the Term Loan Outstanding and Supplemental Loan Outstanding (if any) on the specified date, except that, for these purposes:
(A)
each Variable Loan and Supplemental Loan shall be deemed to require level monthly payments of principal and interest (at a rate equal to (1) One-Month LIBOR plus (2) the Margin plus (3) a stressed underwriting margin of 300 basis points or if the Underwriting Requirements change to specify a new stressed underwriting margin which is a specific number of basis points with no range or discretion in its amount (the “New Stressed Margin”) then such New Stressed Margin plus (D) any Monthly Cap Escrow Payment for the succeeding twelve (12) month period) in an amount necessary to fully amortize the original principal amount of the Variable Loan and Supplemental Loan over the Amortization Period, with such amortization deemed to commence on the first day of the twelve (12) month period;

(B)
each Fixed Loan and Supplemental Loan that is a cash execution shall require level monthly payments of principal and interest (at the Cash Interest Rate for such Fixed Loan as set forth in the Fixed Rate Note or for such Supplemental Loan in the note evidencing such Supplemental Loan) in an amount necessary to fully amortize the original principal amount of the Fixed Loan and Supplemental Loan over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period;

(C)
each Fixed Loan and Supplemental Loan that is an MBS execution shall require level monthly payments of principal and interest (at a rate equal to the (1) MBS Pass-Through Rate plus (2) the Fixed Facility Fee) in an amount necessary to fully amortize the original principal amount of the Fixed Loan and Supplemental Loan over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.

Appendix I-7

“Fannie Mae” means the body corporate duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and duly organized and existing under the laws of the United States.
“Fannie Mae Commitment” shall have the meaning set forth in Section 1.05(d)(ii).
“Fees” means Additional Collateral Due Diligence Fees, Supplemental Loan Fee, Initial Due Diligence Fees, Initial Origination Fee, Release Fee, Substitution Fee, LOC Fee and any and all other fees specified in the Agreement.
“First Anniversary” means the date that is one year after the Initial Closing Date.
“Fixed Facility Fee” means [*] on the Initial Closing Date and for any Fixed Loan with a MBS execution resulting from a conversion or for any Supplemental Loan with a MBS execution, the number of basis points determined at the time of such MBS execution by Lender as the Fixed Facility Fee for such Fixed Loan or such Supplemental Loan.
“Fixed Loan” means the loan in the amount of $420,000,000 evidenced by the Fixed Note, plus such amount as Borrower may elect to convert to a Fixed Loan in accordance with Section 1.05.
“Fixed Loan Termination Date” means May 1, 2019, which date may be extended pursuant to the terms of Section 1.05(e)(ii).
“Fixed Note” means a promissory note (together with all schedules, riders, allonges, addenda, renewals, extensions, amendments and modifications thereto) which will be issued by Borrower to Lender, concurrently with the funding of the Fixed Loan on the Initial Closing and upon the conversion of all or a portion of the Variable Loan to a Fixed Loan, to evidence Borrower’s obligation to repay the Fixed Loan, and which promissory note will be the same or substantially similar in form to the promissory note issued by Borrower to Lender in connection with the Fixed Loan made on the Initial Closing Date or if no promissory note evidencing a Fixed Loan is issued by Borrower to Lender on the Initial Closing Date, the promissory note will be in the then current form of promissory note utilized by Fannie Mae for Fixed Loans.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied or any other principles required under Applicable Law.

*
Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

Appendix I-8

“General Conditions” shall have the meaning set forth in Article 6.
“Governmental Approval” means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.
“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Gross Revenues” means, for any specified period, with respect to any Multifamily Residential Property, all income in respect of such Multifamily Residential Property as reflected on the certified operating statement for such specified period as adjusted to exclude unusual income (e.g. temporary or nonrecurring income), income not allowed by Lender for similar loans anticipated to be sold to Fannie Mae (e.g. interest income, furniture income, etc.), and the value of any unreflected concessions.
“Guarantor” means Camden or a substitute Guarantor consented to by Lender.
“Guaranty” means the Guaranty executed by Guarantor as of the date hereof, as the same may be amended, restated, modified or supplemented from time to time.
“Hazardous Substance Activity” means, with respect to any Mortgaged Property, any storage, holding, existence, release, spill, leaking, pumping, pouring, injection, escaping, deposit, disposal, dispersal, leaching, migration, use, treatment, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials (as defined in the Security Instrument) from, under, into or on such Mortgaged Property in violation of Hazardous Materials Laws (as defined in the Security Instrument), including the discharge of any Hazardous Materials emanating from such Mortgaged Property in violation of Hazardous Materials Laws through the air, soil, surface water, groundwater or property and also including the abandonment or disposal of any barrels, containers and other receptacles containing any Hazardous Materials from or on such Mortgaged Property in violation of Hazardous Materials Laws, in each case whether sudden or nonsudden, accidental or nonaccidental.
“Hedging Arrangement” means any interest rate swap, interest rate cap or other arrangement, contractual or otherwise, which has the effect of an interest rate swap or interest rate cap or which otherwise (directly or indirectly, derivatively or synthetically) hedges interest rate risk associated with being a debtor of variable rate debt or any agreement or other arrangement to enter into any of the above on a future date or after the occurrence of one or more events in the future.
“Highest Rating Category” means an S&P rating category of “A-1+” for instruments having a term of one year or less and “AAA” for instruments having a term of greater than one year, and a Moody’s rating category of “P-1” for instruments having a term of one year or less and “Aaa” for instruments having a term greater than one year.

Appendix I-9

“IDOT Guaranty” means the Guaranty executed by Camden Summit as of the date hereof, as the same may be amended, restated, modified or supplemented from time to time.
“Impositions” means, with respect to any Mortgaged Property, all (1) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (2) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Lender may require under any Security Instrument, (3) Taxes, and (4) amounts for other charges and expenses which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender’s interests.
“Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:
(a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (ii) for construction of improvements to property, if such person has a non-contingent contract to purchase such property);
(b) other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument;
(c) obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;
(d) obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;
(e) liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and
(f) as to any Person (“guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (1) purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) purchase property,

Appendix I-10

securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (4) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.
“Indemnification Agreement Regarding Taxes” means that certain Indemnification Agreement Regarding Taxes executed by Borrower, Camden and Camden Summit on the Initial Closing Date.
“Initial Borrower” means each Borrower under this Agreement as of the Initial Closing Date and its permitted successors and assigns.
“Initial Closing Date” means the date of the Agreement.
“Initial Due Diligence Fees” shall have the meaning set forth in Section 10.02(a).
“Initial Mortgaged Properties” means the Multifamily Residential Properties described on Exhibit A to the Agreement and which represent the Multifamily Residential Properties which are made part of the Collateral Pool on the Initial Closing Date.
“Initial Origination Fee” shall have the meaning set forth in Section 10.01(a).
“Initial Security Instruments” means the Security Instruments covering the Initial Mortgaged Properties.
“Initial Valuation” means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool. The Initial Valuation for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.
“Interest Rate Cap” shall have the meaning set forth in Section 1.12.
“Interest Rate Cap Documents” means the Pledge, Interest Rate Cap Agreement and any and all other documents required pursuant thereto or hereto or as Lender shall require from time to time in connection with Borrower’s obligation to maintain an Interest Rate Cap for the term of the Variable Loan.

Appendix I-11

“Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended. Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.
“Lease” means any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Lender” means Red Mortgage Capital, Inc., an Ohio corporation and any replacement Lender designated by Fannie Mae, and its successors and assigns.
“Letter of Credit” means a letter of credit issued by an LOC Bank satisfactory to Fannie Mae naming Fannie Mae as beneficiary, in form and substance as attached hereto as Exhibit P.
“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).
“Liquidity” means, at any time, the amount of cash and Cash Equivalents owned by a Person.
“Loan Documents” means the Agreement, the Notes, the Security Documents, the Guaranty, the IDOT Guaranty, the Indemnification Agreement Regarding Taxes, all documents executed by Borrower or Guarantor pursuant to the General Conditions set forth in Section 6.01 of the Agreement and any other documents executed by Borrower or Guarantor from time to time in connection with the Agreement or the transactions contemplated by the Agreement.
“Loan Document Taxes” shall have the meaning set forth in Section 8.10.
“Loan to Value Ratio” means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —
(a) the Allocable Loan Amount of the subject Mortgaged Property on the specified date, to
(b) the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.

Appendix I-12

“LOC Bank” means any financial institution issuing the Letter of Credit and meeting the requirements set forth in Section 6.15(a).
“LOC Fee” shall have the meaning set forth in Section 13.04(b).
“Margin” has the definition set forth in the Variable Note or the note evidencing a Supplemental Loan, as applicable.
“Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a materially adverse effect upon any of (a) the business, operations, property or condition (financial or otherwise) of Borrower or Guarantor, as applicable, to the extent specifically referred to in the applicable provision of the applicable Loan Document, (b) the present or future ability of Borrower to perform the Obligations for which it is liable, or of Guarantor to perform its obligations under the Guaranty, as the case may be, to the extent specifically referred to in the applicable provision of the applicable Loan Document, (c) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (d) the value of, or Lender’s ability to have recourse against, any Mortgaged Property.
“Maximum Annual Interest Rate” shall have the meaning set forth in Section 1.05(d)(ii).
“Maximum Escrow Amount” shall have the meaning set forth in Section 13.04(a).
“MBS” means a mortgage-backed security issued by Fannie Mae which is “backed” by a Fixed Loan and has an interest in the Note and the Collateral Pool securing the Note, which interest permits the holder of the MBS to participate in the Note and the Collateral Pool to the extent of such Fixed Loan.
“MBS Commitment” shall have the meaning set forth in Section 1.05(d)(iii).
“MBS Delivery Date” means the date on which an MBS is delivered by Fannie Mae.
“MBS Issue Date” means the date on which an MBS is issued by Fannie Mae.
“MBS Pass-Through Rate” means [*] for the initial Fixed Loan, and for any Fixed Loan or Supplemental Loan, the interest rate as calculated by Lender (rounded to three places) payable in respect of the Fannie Mae MBS issued pursuant to the MBS Commitment backed by a Fixed Loan as determined in accordance with Section 1.05 or by a Supplemental Loan, as applicable. For purposes of clarity, the MBS Pass-Through Rate does not include the Fixed Facility Fee.

*
Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

Appendix I-13

“Monthly Cap Escrow Payment” shall have the same meaning as the term “Monthly Deposit” in the Pledge, Interest Rate Cap Agreement.
“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.
“Mortgaged Properties” means, collectively, the Substitute Mortgaged Properties and the Initial Mortgaged Properties, but excluding each Release Mortgaged Property from and after the date of its release from the Collateral Pool.
“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
“Multifamily Residential Property” means a residential property, located in the United States, containing five or more dwelling units in which not more than twenty percent (20%) of the net rentable area is or will be rented to non-residential tenants, and conforming to Fannie Mae’s then current guidelines.
“Net Operating Income” means, for any specified period, with respect to any Mortgaged Property, the aggregate net income during such period equal to Gross Revenues during such period less the aggregate Operating Expenses during such period. If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth by Lender for similar loans anticipated to be sold to Fannie Mae.
“Net Worth” means, as of any specified date, for any Person, the excess of the Person’s assets over the Person’s liabilities, determined in accordance with GAAP on a consolidated basis, provided that all real property shall be valued on an undepreciated basis.
“New Collateral Pool Borrower” shall have the meaning set forth in Section 8.13(c).
“Note” means each Fixed Note and/or each Variable Note.
“Obligations” means the aggregate of the obligations of Borrower and Guarantor under the Agreement and the other Loan Documents.
“One-Month LIBOR” means the London interbank offered rate for One-Month U.S. Dollar deposits, as such rate is reported in the Wall Street Journal. In the event that a rate is not published for One-Month LIBOR, then the nearest equivalent duration London interbank offered rate for U.S. Dollar deposits shall be selected at Lender’s reasonable discretion. If the publication of One-Month LIBOR is discontinued, Lender shall determine such rate from another equivalent source selected by Lender in its reasonable discretion.

Appendix I-14

“Operating Expenses” means, for any period, with respect to any Mortgaged Property, all expenses in respect of such Mortgaged Property, as determined by Lender based on the certified operating statement for such specified period as adjusted to provide for the following: (i) all appropriate types of expenses, including a management fee, deposits for the replacement reserves (whether funded or not), and deposits for completion/repair reserves are included in the total operating expense figure; (ii) upward adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (iii) downward adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).
“Organizational Certificate” means, collectively, certificates from Borrower and Guarantor to Lender, in the form of Exhibits D-1 and D-2 to the Agreement, certifying as to certain organizational matters with respect to each Borrower and Guarantor.
“Organizational Documents” means all certificates, instruments and other documents pursuant to which an organization is organized or operates, including but not limited to, (i) with respect to a corporation, its articles of incorporation and bylaws, (ii) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (iii) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (iv) with respect to a limited liability company, its articles of organization and operating agreement.
“Outstanding” or “outstanding” means, when used in connection with promissory notes, other debt instruments or the Term Loan or the Supplemental Loan, for a specified date, promissory notes or other debt instruments which have been issued, or loans which have been made, to the extent not repaid in full as of the specified date.
“Ownership Interests” means, with respect to any entity, any ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permits” means all permits, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or any Borrower’s business.
“Permitted Liens” means, with respect to a Mortgaged Property, (i) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender, (ii) the Security Instrument encumbering the Mortgaged Property, (iii) any other Liens approved by Lender, (iv) mechanics liens provided the same is removed or bonded within thirty (30) days of notice of filing, and (v) real estate taxes and water and sewer and other utility charges that are a lien but not yet due and payable.

Appendix I-15

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).
“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other agreement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.
“Pledge, Interest Rate Cap Agreement” means that certain Pledge, Interest Rate Cap Reserve and Security Agreement executed by the Borrowers as of the date hereof, as the same may be amended, restated, modified or supplemented from time to time, or as executed by Borrower in connection with a Supplemental Loan.
“Potential Event of Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Qualified Financial Institution” means any of the following having a senior unsecured debt rating in the Highest Rating Category and approved by Fannie Mae:
(a) bank or trust company organized under the laws of any state of the United States of America,
(b) national banking association,
(c) savings bank, a savings and loan association, or an insurance company or association chartered or organized under the laws of any state of the United States of America,
(d) federal branch or agency pursuant to the International Banking Act of 1978 or any successor provisions of law or a domestic branch or agency of a foreign bank which branch or agency is duly licensed or authorized to do business under the laws of any state or territory of the United States of America,
(e) government bond dealer reporting to, trading with, and recognized as a primary dealer by the Federal Reserve Bank of New York, and
(f) securities dealer approved in writing by Fannie Mae the liquidation of which is subject to the Securities Investors Protection Corporation or other similar corporation.
“Rate Form” means the completed and executed document from Borrower to Lender pursuant to Section 1.05(d)(ii), substantially in the form of Exhibit G to the Agreement, specifying the terms and conditions of the MBS to be issued for the converted Fixed Loan.

Appendix I-16

“Rate Setting Date” shall have the meaning set forth in Section 1.05(d)(ii).
“Release Documents” mean instruments releasing the applicable Security Instrument as a Lien on a Mortgaged Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements, and such other documents and instruments to evidence the release of such Mortgaged Property from the Collateral Pool.
“Release Fee” means with respect to any release effected in accordance with Section 3.04(c), a fee in the amount of $5,000 per Release Mortgaged Property.
“Release Mortgaged Property” means the Mortgaged Property to be released pursuant to Article 3.
“Release Price” shall have the meaning set forth in Section 3.04(c).
“Release Request” means a written request, substantially in the form of Exhibit T to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.04(a).
“Remaining Mortgaged Properties” shall have the meaning set forth in Section 6.05(g).
“Rent Roll” means, with respect to any Multifamily Residential Property, a rent roll prepared and certified by the owner of the Multifamily Residential Property, on Fannie Mae Form 4243 or on another form approved by Lender and containing substantially the same information as Form 4243 requires, it being acknowledged that the forms attached hereto as Exhibit R are satisfactory to Lender.
“Replacement Reserve Agreement” means a Master Replacement Reserve and Security Agreement required by Lender, and satisfying Lender’s requirements, as the same may be amended, modified or supplemented from time to time.
“Request” means a Release Request, a Substitution Request, or a Conversion Request.
“Required Escrow Payments” shall have the meaning given that term in Section 13.01(a) of this Agreement.
“Rescinded Payment” shall have the meaning given that term in Section 14.10 of this Agreement.
“S&P” shall mean Standard & Poor’s Credit Markets Services, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.
“Security” means a “security” as set forth in Section 2(1) of the Securities Act of 1933, as amended.
“Security Documents” means the Security Instruments, the Replacement Reserve Agreement, the Completion/Repair and Security Agreement and any other documents executed by Borrower from time to time to secure any of Borrower’s obligations under the Loan Documents as the same may be amended, restated, modified or supplemented from time to time.

Appendix I-17

“Security Instrument” means, for each Mortgaged Property, a Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement and that certain Indemnity Multifamily Deed of Trust, Assignment of Rents and Security Agreement, given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower and Camden Summit (with respect to the Mortgaged Property known as Camden Russett) under the Loan Documents. With respect to each Mortgaged Property owned by a Borrower or Camden Summit (with respect to the Mortgaged Property known as Camden Russett), the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located. The amount secured by the Security Instrument shall be equal to the Term Loan amount.
“Senior Management” means (i) Richard J. Campo, (ii) D. Keith Oden and (iii) Dennis M. Steen.
“Servicer” means a multifamily seller and servicer approved by Fannie Mae, which initially shall be Red Mortgage Capital, Inc., an Ohio corporation, and any permitted successor or assign.
“Single-Purpose” means, with respect to a Person that is any form of partnership or corporation or limited liability company, that such Person at all times since its formation:
(i)	has been a duly formed and existing partnership, corporation or limited liability company, as the case may be;
(ii)	has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;
(iii)	has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;
(iv)	has observed all customary formalities regarding its partnership or corporate existence, as the case may be;
(v)	has accurately maintained its income and expense statements, records and other partnership or corporate documents separate from those of any other Person;
(vi)	has not commingled its assets or funds with those of any other Person;
(vii)
has identified itself in all dealings with creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

(viii)	has been adequately capitalized in light of its contemplated business operations;

Appendix I-18

(ix)
has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the Term Loan or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person;

(x)	has not acquired obligations or securities of any other Person;
(xi)	in relation to a Borrower, except for loans made in the ordinary course of business to Affiliates, has not made loans or advances to any other Person;
(xii)
has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xiii)	has paid the salaries of its own employees, if any, and maintained a sufficient number of employees in light of its contemplated business operations;
(xiv)	has allocated fairly and reasonably any overhead for shared office space;
(xv)	has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code; and
(xvi)	has complied with the requirements of Section 33 of the Security Instrument.
“Substitution” shall have the meaning set forth in Section 3.05(a).
“Substitution Fee” means with respect to any Substitution effected in accordance with Section 3.05, a fee in the amount which is the greater of (i) 50 basis points multiplied by the Allocable Loan Amount of the Mortgaged Property being added in connection with the Substitution, and (ii) $50,000 per Substitute Mortgaged Property.
“Substitution Request” means the written request to add a Substitute Mortgaged Property to the Collateral Pool pursuant to Section 3.05, Section 3.06 and Section 3.07.
“Supplemental Allocable Loan Amount” shall have the meaning set forth in Section 2.02.
“Supplemental Loan” means such loan given in accordance to the Fannie Mae Supplemental Loan product.
“Supplemental Loan Documents” shall have the meaning set forth in Section 2.02.
“Supplemental Loan Fee” means with respect to any Supplemental Loan effected in accordance with Section 2.02, a fee in the amount which is the greater of (i) 50 basis points multiplied by the Supplemental Loan amount, and (ii) $50,000.
“Survey” means the as-built survey of each Mortgaged Property prepared in accordance with Lender’s requirements for similar loans that are anticipated to be sold to Fannie Mae.

Appendix I-19

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.
“Targeted Entity” means individually and collectively, Borrower, Guarantor, Camden CPT Member, Camden CUSA Member, Camden Legacy Park Member, Camden CSP Member, Camden General Partner, Camden OP, Camden USA, CPT-GP, Inc., CPT-LP, Inc and shall exclude any Targeted Entity that no longer owns directly or indirectly any Mortgaged Property on account of the release of a Mortgaged Property.
“Term Loan” means each Variable Loan and/or each Fixed Loan.
“Term of this Agreement” shall be determined as provided in Section 15.10.
“Termination Date” means at any time during which a Fixed Loan is Outstanding, the latest maturity date for any Fixed Loan and at any time during which a Variable Loan is Outstanding, the Variable Loan Termination Date.
“Title Company” means First American Title Insurance Company.
“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to Lender’s requirements for similar loans anticipated to be sold to Fannie Mae, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, including variable credit endorsements, if available, and tie-in endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in sections of the Stipulations and Conditions of the policy relating to a Determination and Extent of Liability) equal to the Term Loan amount.
“Transfer” means
(1) as used with respect to ownership interests in a Targeted Entity (i) a sale, assignment, pledge, transfer or other disposition of any ownership interest in a Targeted Entity, or (ii) the issuance or other creation of new ownership interests in a Targeted Entity or (iii) a merger or consolidation of Targeted Entity into another entity or of another entity into Targeted Entity, as the case may be or (iv) the reconstitution of Targeted Entity from one type of entity to another type of entity, or (v) the amendment, modification or any other change in the governing instrument or instruments of Targeted Entity which has the effect of materially changing the relative powers, rights, privileges, voting rights or economic interests of the ownership interests in such Targeted Entity.
(2) as used with respect to ownership interests in a Mortgaged Property, (i) a sale, assignment, lease, pledge, transfer or other disposition (whether voluntary or by operation of law) of, or the granting or creating of a lien (other than a Permitted Lien), encumbrance or security interest in, any estate, rights, title or interest in a Mortgaged Property, or any portion thereof. Transfer does not include a conveyance of a Mortgaged Property at a judicial or non-judicial foreclosure sale under any security instrument or the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the Bankruptcy Code.

Appendix I-20

“Underwriting Requirements” means Lender’s overall underwriting requirements for multifamily residential properties in connection with loans anticipated to be sold to Fannie Mae, pursuant to Fannie Mae’s then current guidelines, including, without limitation, requirements relating to Appraisals, physical needs assessments, environmental site assessments, and exit strategies, as such requirements may be amended, modified, updated, superseded, supplemented or replaced from time to time.
“Valuation” means, for any specified date, with respect to a Multifamily Residential Property, (a) if an Appraisal of the Multifamily Residential Property was more recently obtained than a Capitalization Rate for the Multifamily Residential Property, the Appraised Value of such Multifamily Residential Property, or (b) if a Capitalization Rate for the Multifamily Residential Property was more recently obtained than an Appraisal of the Multifamily Residential Property, the value derived by dividing—
(i)	the Net Operating Income of such Multifamily Residential Property, by
(ii)	the most recent Capitalization Rate determined by Lender.
Notwithstanding the foregoing, any Valuation for a Multifamily Residential Property calculated for a date occurring before the first anniversary of the date on which the Multifamily Residential Property becomes a part of the Collateral Pool shall equal the Appraised Value of such Multifamily Residential Property, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.
“Variable Loan” means the loan evidenced by the Variable Note.
“Variable Note” means the promissory note (together with all schedules, riders, allonges, addenda, renewals, extensions, amendments and modifications thereto), which has been issued by Borrower to Lender to evidence Borrower’s obligation to repay the Variable Loan.
“Variable Loan Termination Date” means May 1, 2019.
“Voting Equity Capital” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors (or Persons performing similar functions).

Appendix I-21